UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

ULTICOM, INC.
(Name of Registrant as Specified In Its Charter)(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, no par value per share, of Ulticom, Inc. (the “Ulticom Common Stock”)

(2)	Aggregate number of securities to which transaction applies: 11,609,950 shares of Ulticom Common Stock1

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value, solely for purposes of calculating the filing fee, was determined based upon the sum of (1) 11,133,221 shares of Ulticom Common Stock, including 148,676 shares subject to restricted stock awards, multiplied by $2.33 (the “Per Share Merger Consideration”), (2) 13,441.77 shares of Ulticom Common Stock subject to deferred stock awards, multiplied by the Per Share Merger Consideration, and (3) 463,287 shares of Ulticom Common Stock subject to stock options, outstanding as of October 12, 2010, with an adjusted exercise price that is less than the Per Share Merger Consideration, multiplied by $0.32 (which is the difference between the Per Share Merger Consideration and the weighted average exercise price of $2.01 per share for such stock options).  In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000713 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:
$26,119,976.09

(5)	Total fee paid:
$1,862.35

☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

____________________
1 Includes 478,729 shares of Ulticom Common Stock that are reserved for future issuance under Ulticom’s stock incentive compensation plans.

November 1, 2010

Dear Shareholder,

You are cordially invited to attend a special meeting of shareholders of Ulticom, Inc., a New Jersey corporation, or Ulticom, to be held on December 2, 2010, starting at 9:00 a.m. local time at The Enterprise Center at Burlington County College, 3331 Route 38, Mount Laurel, New Jersey 08054.

On October 12, 2010, we agreed to be acquired by Utah Intermediate Holding Corporation (referred to as Platinum’s holding company), an affiliate of Platinum Equity Capital Partners II L.P., subject to, among other things, the approval of our shareholders as described in the accompanying proxy statement.  The proposed acquisition contemplates three consecutive actions, as more fully described in the proxy statement:

•	the payment by Ulticom of a dividend in the amount of $5.74 in cash for each issued and outstanding share of Ulticom common stock;

•
the sale to Platinum’s holding company of all shares of Ulticom common stock held by Comverse Technology, Inc., or Comverse, our majority shareholder, for consideration equivalent to up to $2.33 per share pursuant to a Share Purchase Agreement dated as of October 12, 2010 among Comverse, Platinum’s holding company and its wholly owned subsidiary Utah Merger Corporation (referred to as the Platinum merger subsidiary, and together with Platinum’s holding company, the Platinum acquisition companies); and

•
a merger pursuant to an Agreement and Plan of Merger, dated as of October 12, 2010, among the Platinum acquisition companies and Ulticom (referred to as the merger agreement), pursuant to which Platinum merger subsidiary will merge with and into Ulticom, with Ulticom being the surviving corporation (referred to as the merger) and each issued and outstanding share of Ulticom common stock (other than shares of Ulticom common stock owned by Comverse, any subsidiary of Ulticom, the Platinum acquisition companies or their subsidiaries) will be cancelled and converted into the right to receive $2.33 in cash, without interest, less any applicable withholding of taxes (referred to as the merger consideration).

None of the actions described above will be completed unless the merger agreement is adopted and the merger is approved at the special meeting, or any adjournment or postponement thereof, by the affirmative vote (in person or by proxy) of (1) the holders of a majority of our outstanding shares of common stock and (2) the holders of a majority of the outstanding shares of our common stock other than Comverse, Platinum’s holding company, Ulticom, or any of their respective affiliates.  Comverse has entered into a voting and support agreement with the Platinum acquisition companies, pursuant to which Comverse agreed, among other things, to vote all shares of Ulticom common stock beneficially owned by it, representing approximately 66.3% of our common stock, in favor of the approval and adoption of the merger agreement, the merger and each of the other actions contemplated by the merger agreement.

Upon completion of the proposed merger, we will cease to be a publicly traded company and Platinum’s holding company will own 100% of our outstanding securities.  As a result, you will no longer have any direct or indirect equity interest in Ulticom or any interest in our future earnings or growth, if any.  Following completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended, are expected to be terminated.  In addition, upon completion of the merger, shares of our common stock will no longer be listed on The NASDAQ Global Market or any other trading market.

After careful consideration, our board of directors has unanimously resolved to approve the terms of the merger agreement and the merger, and has determined that the merger consideration to be received by our shareholders for their shares of Ulticom common stock, other than the shares of Ulticom common stock held by Comverse Technology, Inc. (which shall be purchased by Platinum’s holding company prior to the merger and cancelled in the merger), is fair to and in the best interests of such shareholders.  The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger.

The failure of any shareholder to vote will have the same effect as a vote by that shareholder against the adoption of the merger agreement and the approval of the merger.  Therefore, your vote is very important, regardless of the number of shares of Ulticom common stock you own.

The attached proxy statement provides you with detailed information about the special meeting, how to vote or revoke a proxy, the merger agreement and the merger.  A copy of the merger agreement is attached as Annex A to the proxy statement.  We encourage you to read the proxy statement and the merger agreement carefully and in their entirety.  You may also obtain more information about Ulticom from documents we have filed with the Securities and Exchange Commission.  Once you have read the accompanying materials, please take the time to vote, whether or not you plan to attend the special meeting.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Shawn Osborne
President and Chief Executive Officer
Mount Laurel, New Jersey

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document.  Any representation to the contrary is a criminal offense.

This proxy statement is dated November 1, 2010, and is first being mailed to shareholders on or about November 2, 2010.

Ulticom, Inc.
1020 Briggs Rd.
Mount Laurel, New Jersey 08054

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on December 2, 2010

To Our Shareholders:

A special meeting of shareholders of Ulticom, Inc., a New Jersey corporation, or Ulticom, will be held on December 2, 2010, starting at 9:00 a.m. local time at The Enterprise Center at Burlington County College, 3331 Route 38, Mount Laurel, New Jersey 08054, for the following purposes:

1.           To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 12, 2010, among Utah Intermediate Holding Corporation, an affiliate of Platinum Equity Capital Partners II, L.P., its wholly owned subsidiary Utah Merger Corporation and Ulticom, as it may be amended from time to time (referred to as the merger agreement) and approve the merger contemplated thereby;

2.           To consider and vote on a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the merger agreement; and

3.           To consider and vote on such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has specified the close of business on October 26, 2010 as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the special meeting.  Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof.  Each shareholder is entitled to one vote for each share of Ulticom common stock held on the record date.

Under New Jersey law, holders of Ulticom common stock are not entitled to any dissenters’ rights or rights of appraisal in connection with the merger.

Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or via the Internet before the special meeting to ensure that your shares of Ulticom common stock will be present in person or represented by proxy at the special meeting.  If you have Internet access, we encourage you to record your vote via the Internet.  Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement and the approval of the merger and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.  If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.  Your prompt attention is greatly appreciated.

After careful consideration, our board of directors has unanimously resolved to approve the terms of the merger agreement and the merger, and has determined that the merger consideration to be received by our shareholders for their shares of Ulticom common stock, other than the shares of Ulticom common stock held by Comverse Technology, Inc. (which shall be purchased by Utah Intermediate Holding Corporation prior to the merger and cancelled in the merger), is fair to and in the best interests of such shareholders.

THE ULTICOM BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER.

For more information about the transactions contemplated by the merger agreement, please review carefully the accompanying proxy statement.

By Order of the Board of Directors,

Kathy McCarthy
General Counsel and Corporate Secretary

Mount Laurel, New Jersey
November 1, 2010.

Page

QUESTIONS AND ANSWERS ABOUT THE MERGER, THE SPECIAL MEETING AND THE CONTINGENT DIVIDEND	1
SUMMARY	6
The Parties to the Merger Agreement	6
The Merger	6
The Special Meeting	6
Voting and Proxies.	7
Share Purchase Agreement	8
Voting and Support Agreement	8
The Contingent Dividend	8
Opinion of Duff & Phelps, LLC	8
Treatment of Options and Other Equity Awards	9
Material U.S. Federal Income Tax Consequences of the Merger	9
Interests of Ulticom’s Directors and Executive Officers in the Merger	9
Common Stock Ownership of Significant Shareholders	10
Conditions to the Merger	10
No Solicitations	10
Change in Recommendation; Ability to Pursue Superior Proposal	10
Termination of the Merger Agreement	10
Termination Fees and Expenses	11
Financing	11
Regulatory Approvals	12
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	12
THE SPECIAL MEETING	13
Date, Time, Place and Purpose of the Special Meeting	13
Record Date and Quorum	13
Vote Required for Approval	13
Proxies and Revocation	13
Adjournments and Postponements	14
Solicitation of Proxies	15
Questions and Additional Information	15
Availability of Documents	15
THE PARTIES TO THE MERGER AGREEMENT	15
Ulticom, Inc.	15
Utah Intermediate Holding Corporation.	15
Utah Merger Corporation.	15
THE MERGER	15

i

(continued)
Page

Background of the Merger	16
Reasons for the Merger; Recommendation of the Ulticom Board of Directors	20
Opinion of Duff & Phelps, LLC	22
Summary of Financial Analyses by Duff & Phelps	25
Projected Financial Information	27
Interests of Ulticom’s Directors and Executive Officers in the Merger	28
Material U.S. Federal Income Tax Consequences of the Merger	30
Financing	31
Regulatory Approvals	32
Litigation Related to the Merger	32
The Contingent Dividend	32
THE MERGER AGREEMENT	33
The Merger	33
The Merger Consideration and the Conversion of Capital Stock	33
Payment Procedures	34
Treatment of Options and Other Equity Awards	34
Shareholders’ Meeting	34
Representations and Warranties	34
Covenants Regarding Conduct of Business by Ulticom Pending the Merger	37
No Solicitations	39
Change in Recommendation; Ability to Pursue Superior Proposal	40
Other Covenants and Agreements	40
Conditions to the Merger	43
Termination of the Merger Agreement	44
Termination Fees and Expenses	45
Amendments to the Merger Agreement	46
Remedies	46
THE SHARE PURCHASE AGREEMENT	46
The Share Purchase	46
The Closing of the Share Purchase Agreement	46
Post-Closing Adjustment to the Promissory Note	47
Representations and Warranties	47
Covenants	48
Conditions to Share Purchase	48
Termination of Share Purchase Agreement	49
THE VOTING AND SUPPORT AGREEMENT	51

ii

(continued)
Page

Agreement by Comverse	51
Restrictions and Additional Shares	51
No Solicitation	52
Additional Agreements	52
Representations and Warranties	52
Termination	53
Action in Shareholder Capacity Only	53
SUBMISSION OF SHAREHOLDER PROPOSALS	53
HOUSEHOLDING OF SPECIAL MEETING MATERIALS	54
APPRAISAL RIGHTS	54
CURRENT MARKET PRICE OF COMMON STOCK	54
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	55
WHERE YOU CAN FIND MORE INFORMATION	57

ANNEX A: Agreement and Plan of Merger
ANNEX B: Share Purchase Agreement
ANNEX C: Voting and Support Agreement
ANNEX D: Opinion of Duff & Phelps, LLC

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER, THE SPECIAL MEETING AND THE CONTINGENT DIVIDEND

The following questions and answers address briefly some questions you may have regarding the proposed merger, the special meeting and the contingent dividend.  These questions and answers may not address all questions that may be important to you as a holder of shares of common stock of Ulticom, Inc.  For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.  We sometimes make reference to Ulticom, Inc. in this proxy statement by using the terms “Ulticom,” “we,” “our,” “us,” and “the Company.” References to “the board,” “our board,” and “the board of directors” refer to the board of directors of Ulticom, Inc.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the merger?

A:
Utah Intermediate Holding Corporation (referred to as Platinum’s holding company), an affiliate of Platinum Equity Capital Partners II, L.P., its wholly owned subsidiary Utah Merger Corporation (referred to as Platinum merger subsidiary, and together with Platinum’s holding company, as the Platinum acquisition companies) and Ulticom have entered into a definitive Agreement and Plan of Merger dated as of October 12, 2010 (referred to as the merger agreement) pursuant to which, subject to the terms and conditions of the merger agreement, Platinum’s holding company will acquire Ulticom through the merger of Platinum merger subsidiary with and into Ulticom (referred to as the merger).  Ulticom will be the surviving corporation in the merger and as a result of the merger will become a wholly owned subsidiary of Platinum’s holding company.

Q:	What will Ulticom shareholders receive when the merger occurs?

A:
Pursuant to the merger agreement, for each share of Ulticom common stock held at the time of the merger, Ulticom shareholders will be entitled to receive $2.33 in cash, without interest (referred to as the merger consideration), less any applicable withholding of taxes.  Comverse Technology, Inc. (referred to as Comverse), our majority shareholder, will not receive the merger consideration because its shares of Ulticom common stock will be purchased by Platinum’s holding company prior to the merger for consideration equivalent to up to $2.33 per share (as described below).  As contemplated by the merger agreement, in addition to the merger consideration, all of our shareholders will be entitled to receive a contingent cash dividend of $5.74 per share (as described below).

The total consideration to be received by Ulticom’s shareholders (other than Comverse) from the contingent dividend to be paid prior to the merger and the merger is $8.07 per share in cash.  Comverse will be entitled to receive the contingent dividend and the consideration to be paid pursuant to the share purchase agreement, equivalent to an aggregate amount of up to $8.07 per share, $0.35 per share of which is deferred and at risk based on the future financial performance of Ulticom.

Q:	How does the merger consideration compare to the market price of Ulticom common stock?

A:
The merger consideration of $2.33 per share to be paid to Ulticom shareholders (other than Comverse) in the merger, together with the payment of the contingent dividend in the amount of $5.74 per share, represents a premium of approximately:

•	5% over the closing price of Ulticom common stock on October 11, 2010, the trading day immediately preceding the day that the proposed merger was publicly announced; and

•	4% over the average closing price of Ulticom common stock during the 30-day period prior to the announcement of the proposed merger.

The closing sale price of a share of Ulticom common stock on The NASDAQ Global Market on October 29, 2010 was $8.48.  You are encouraged to obtain current market quotations for Ulticom common stock in connection with voting your shares.

Q:	When do you expect the merger to be completed?

A:
The parties currently expect the merger to be completed in the fourth fiscal quarter of 2010.  However, the merger is subject to various closing conditions, including Ulticom shareholder approval and regulatory approvals, and it is possible that the failure to timely satisfy these closing conditions or other factors outside of our control would require us to complete the merger at a later time or not at all.

Q:	What are the terms on which Comverse will sell its shares?

A:
The Platinum acquisition companies and Comverse have entered into a Share Purchase Agreement, dated as of October 12, 2010 (referred to as the share purchase agreement), pursuant to which Comverse agreed to sell to Platinum’s holding company all of the shares of Ulticom common stock owned by Comverse for total consideration of up to $17.2 million (referred to as the share purchase consideration), which is equivalent to up to $2.33 per share, $0.35 per share of which is deferred and at risk based on the future financial performance of Ulticom.  Comverse will also participate in the contingent dividend of $5.74 per share.  A copy of the share purchase agreement is attached to this proxy statement as Annex B.

QUESTIONS AND ANSWERS ABOUT THE CONTINGENT DIVIDEND

Q:	What is the Contingent Dividend?

A:
As contemplated by the merger agreement, our board of directors has declared a contingent cash dividend of $5.74 per share (referred to as the contingent dividend), payable prior to the merger and the sale of the shares of Ulticom common stock owned by Comverse pursuant to the share purchase agreement.  Payment of the contingent dividend is contingent on the satisfaction of all conditions to the closing of the share purchase agreement and the merger agreement, including shareholder approval of the merger and receipt of a “bring-down” solvency opinion from Duff & Phelps, LLC.

Q:	Who is entitled to the Contingent Dividend?

A:
Our board of directors fixed the close of business on November 24, 2010 as the record date for the payment of the contingent dividend.  The Company understands that pursuant to NASD Rule 11140, buyers of Ulticom common stock in trades executed on The NASDAQ Global Market after the record date and prior to the next trading day after the payment date of the contingent dividend (referred to as the ex-dividend date) will be entitled to receive the contingent dividend.  Accordingly, we anticipate that the ex-dividend date will be the day after the payment date of the contingent dividend and that our stock will continue to trade with the right to receive the contingent dividend after the record date.

Q:	Will I owe taxes on the Contingent Dividend?

A:
The contingent dividend will be treated as a dividend for federal income tax purposes to the extent of Ulticom’s current or accumulated earnings and profits, as determined under the Internal Revenue Code of 1986, as amended, or the Code, for the taxable year in which the contingent dividend is paid.  Ulticom has no accumulated earnings and profits and does not expect to have any current earnings and profits for its taxable year.  The final determination of the portion, if any, of the contingent dividend that will be treated as a dividend for federal income tax purposes will not be known until after the end of Ulticom’s taxable year.  Any portion of the contingent dividend treated as a dividend for federal income tax purposes will be subject to a maximum U.S. federal income tax rate of 15% for non-corporate U.S. holders if paid prior to January 1, 2011 and certain holding period and other applicable requirements are met.  Any portion of the contingent dividend not treated as a dividend for federal income tax purposes will be treated first as a return of capital up to each holder’s basis in its shares of Ulticom common stock, with any remainder treated as a capital gain.

Non−U.S. holders of Ulticom common stock will generally be subject to withholding on the gross amount of the contingent dividend at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty.

Because individual tax circumstances vary, you should consult your own tax advisor as it relates to your particular tax situation.

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND THE SPECIAL MEETING

Q:	Why am I receiving this proxy statement?

A:
You are receiving this proxy statement because you were a shareholder of Ulticom as of October 26, 2010, the record date for the special meeting.  To complete the merger, our shareholders must vote to adopt the merger agreement and approve the merger.  A copy of the merger agreement is attached to this proxy statement as Annex A.  Ulticom will submit the merger agreement to its shareholders for adoption at the special meeting described in this proxy statement.

Q:	When and where will the special meeting of shareholders be held?

A:
The special meeting of Ulticom shareholders (referred to as the special meeting) will be held on December 2, 2010, starting at 9:00 a.m. local time at The Enterprise Center at Burlington County College, 3331 Route 38, Mount Laurel, New Jersey 08054.

Q:	What are the proposals that will be voted on at the special meeting?

A:
You will be asked to consider and vote on (1) a proposal to adopt the merger agreement and approve the merger, (2) a proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate to solicit additional proxies in the event there are insufficient votes at the time of such adjournment or postponement to adopt the merger agreement, and (3) such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

While shareholders are not entitled to vote on the contingent dividend or the share purchase agreement, if the requisite approval for the merger is not obtained, the contingent dividend will not be paid and Comverse will not sell its shares pursuant to the share purchase agreement.

Q:	Who is entitled to attend and vote at the special meeting?

A:
The record date for the special meeting is October 26, 2010.  If you own shares of Ulticom common stock as of the close of business on the record date, you are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting.  As of the record date, there were 11,145,872 shares of Ulticom common stock issued and outstanding and entitled to vote.

Q:	How many votes are required to adopt the merger agreement and approve the merger?

A:
The adoption of the merger agreement and approval of the merger requires the affirmative vote (in person or by proxy) of the holders of (1) a majority of the outstanding shares of our common stock and (2) a majority of the outstanding shares of our common stock other than Comverse, Platinum’s holding company, Ulticom, or any of their respective affiliates.

In connection with the transactions contemplated by the merger agreement, Comverse, our majority shareholder that beneficially owned approximately 66.3% of the total outstanding shares of our common stock as of the record date, has entered into a Voting and Support Agreement, dated as of October 12, 2010 (referred to as the voting and support agreement), with the Platinum acquisition companies to, among other things, vote all shares of Ulticom common stock held by Comverse in favor of the approval and adoption of the merger agreement, the merger and each of the other actions contemplated by the merger agreement.  Comverse did not receive additional consideration for entering into the voting and support agreement (other than any consideration it is otherwise entitled to receive under the share purchase agreement in respect of its shares of Ulticom common stock).  A copy of the voting and support agreement is attached to this proxy statement as Annex C.

In addition to the shares of Ulticom common stock subject to the voting and support agreement, at least 1,781,052 shares of Ulticom common stock, representing a majority of our shares not held by Comverse, Platinum’s holding company, Ulticom and their respective affiliates, must vote in favor of the adoption of the merger agreement and the approval of the merger.

Q:	How many votes are required to adopt the proposal to adjourn or postpone the special meeting to a later time, if necessary or appropriate to solicit additional proxies?

A:
The adoption of the proposal to adjourn or postpone the special meeting to a later time, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of a majority of the votes cast by holders of Ulticom common stock present in person or represented by proxy at the special meeting and entitled to vote thereon. Pursuant to our by-laws, if there is no quorum at the special meeting, the chairman of the meeting or shareholders holding more than 20% of the shares present in person or by proxy at the special meeting, shall have power to adjourn the meeting without notice.  Pursuant to the New Jersey Business Corporation Act “votes cast” do not include abstentions.  Therefore, if you abstain or fail to vote, it will not have any effect on the proposal to adjourn or postpone the special meeting if necessary or appropriate.

Q:	How does the Ulticom board of directors recommend that I vote on the proposals?

A:
Our board of directors has unanimously resolved to approve the terms of the merger agreement and the merger, and has determined that the merger consideration to be received by our shareholders for their shares of Ulticom common stock, other than the shares of Ulticom common stock held by Comverse (which shall be purchased by Platinum’s holding company prior to the merger and cancelled in the merger), is fair to and in the best interests of such shareholders.  Accordingly, the board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger.

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors consulted with Ulticom’s management, as well as its financial and legal advisors, and considered a number of factors that the board members believed supported their decision.  In particular, the Ulticom board of directors reviewed the strategic alternatives available to Ulticom, including remaining as a stand-alone public company, and considered the results of the market check conducted at the direction of the Ulticom board.  You should read the section entitled “The Merger—Reasons for the Merger; Recommendation of the Ulticom Board of Directors” beginning on page 20.

Q:	What do I need to do now?

A:
After carefully reading and considering the information contained in this proxy statement, including the annexes and the other documents referred to in this proxy statement, please vote your shares as described in this proxy statement in the section entitled “The Special Meeting—Proxies and Revocation.”

Q:	What does it mean if I receive more than one proxy?

A:
If you receive more than one proxy, it means that you hold shares that are registered in more than one account.  For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive a separate proxy card for those shares because they are held in a different form of record ownership.  Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive or vote by telephone or via the Internet by using the different control number(s) on each proxy card.

Q:	Should I send in my stock certificates now?

A:
No.  After the merger is completed, you will be sent a letter of transmittal with detailed instructions for exchanging your shares of Ulticom common stock for the merger consideration.  If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration.  PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW.

Q:	What happens if I sell my shares of Ulticom common stock before the special meeting?

A:
The record date for shareholders entitled to vote at the special meeting is earlier than the date of the special meeting and the expected closing date of the merger.  If you transfer your shares of Ulticom common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:
No.  Holders of our common stock are not entitled to dissenting shareholders’ appraisal rights or other similar rights in connection with the merger or any of the transactions contemplated by the merger agreement, because the New Jersey Business Corporation Act does not provide for appraisal rights or other similar rights to shareholders receiving cash consideration in a merger of a corporation.

Q:	Who will bear the cost of this solicitation?

A:
The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by Ulticom.  Ulticom will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses to forward material to the beneficial owners of shares of Ulticom common stock held of record by others.  Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers or employees of Ulticom, none of whom will receive additional compensation therefor.

Q:	What are the material U.S. federal income tax consequences of the merger to me?

A:
The receipt of cash for shares of Ulticom common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.  In general, for U.S. federal income tax purposes, a U.S. holder (as defined below) of Ulticom common stock will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received in the merger and (2) the holder’s adjusted tax basis in the shares.  Except as noted below, such gain or loss generally will be capital gain or loss and will be long term capital gain or loss if the shares have been held for more than one year as of the date of the merger.  If you are a non-U.S. holder (as defined below), any gain realized on your receipt of cash in the merger generally will not be subject to U.S. federal income tax unless certain circumstances apply.  Pursuant to the share purchase agreement, Comverse may receive less per share of Ulticom common stock than the merger consideration.  Accordingly, it is possible that a portion of the merger consideration may be treated as ordinary income to you.  Because your individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects of the merger to you (including the application and effect of any state, local or non-U.S. income and other tax laws).  You should read the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 30.

Q:	Who can answer further questions?

A:
For additional questions about the merger, assistance in submitting proxies or voting shares of Ulticom common stock, or additional copies of the proxy statement or the enclosed proxy card, please contact us or our proxy solicitor at:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Phone Number for Banks and Brokerage Firms: +1 (212) 269-5550
Toll-Free Number for All Others: +1 (800) 347-4750
e-mail: ulticom@dfking.com

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also contact your brokerage firm, bank, trust or other nominee for additional information.

SUMMARY

The following summary highlights information in this proxy statement and may not contain all the information that is important to you.  Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement.  Each item in this summary includes a page reference directing you to a more complete description of the item in this proxy statement.  We sometimes make reference to Ulticom, Inc. in this proxy statement by using the terms “Ulticom,” “we,” “our,” “us,” and “the Company.”  References to “the board,” “our board,” and “the board of directors” refer to the board of directors of Ulticom, Inc.

The Parties to the Merger Agreement (Page 15)

Ulticom, Inc. Ulticom, Inc., a New Jersey corporation, provides signaling component and system solutions for wireless, wireline, and Internet communications.  Ulticom's products are used by leading telecommunication equipment and service providers worldwide to deploy broadband mobile access, multimedia transport control, subscriber data management and enhanced communication services.  Ulticom’s principal executive offices are located at 1020 Briggs Road, Mount Laurel, New Jersey 08054, and its telephone number is +1 (856) 787-2700.  You should also read the section entitled “Where You Can Find More Information.”  Ulticom common stock is publicly traded on The NASDAQ Global Market under the symbol “ULCM.”

Utah Intermediate Holding Corporation.  Utah Intermediate Holding Corporation (referred to as Platinum’s holding company) is a newly formed Delaware corporation and an indirect wholly owned subsidiary of Platinum Equity Capital Partners II, L.P. and its related entities (referred to as Platinum).  Platinum is an affiliate of Platinum Equity, LLC, a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, metals services, manufacturing and distribution.  Platinum’s holding company’s principal executive offices are located at 360 North Crescent Drive, South Building, Beverly Hills, CA 90210, and its telephone number is +1 (310) 712-1850.

Utah Merger Corporation.  Utah Merger Corporation (referred to as Platinum merger subsidiary and together with Platinum’s holding company, the Platinum acquisition companies), a New Jersey corporation and a direct wholly owned subsidiary of Platinum’s holding company, was formed solely for the purpose of facilitating Platinum’s acquisition of Ulticom.  Platinum merger subsidiary has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.  Upon consummation of the proposed merger, Platinum merger subsidiary will merge with and into Ulticom and will cease to exist.  Platinum merger subsidiary’s principal executive offices are located at 360 North Crescent Drive, South Building, Beverly Hills, CA 90210, and its telephone number is +1 (310) 712-1850.

The Merger (Page 15)

The Agreement and Plan of Merger, dated as of October 12, 2010 (referred to as the merger agreement), among the Platinum acquisition companies and Ulticom provides that, upon the terms and subject to the conditions set forth in the merger agreement, Platinum merger subsidiary will merge with and into Ulticom (referred to as the merger).  Ulticom will be the surviving corporation in the merger and as a result of the merger will become a wholly owned subsidiary of Platinum’s holding company.  In the merger, each outstanding share of Ulticom common stock (other than shares held by the Company, the Platinum acquisition companies or any of their respective subsidiaries), will be converted into the right to receive $2.33 in cash, without interest and less any applicable withholding taxes (referred to as the merger consideration).  Comverse Technology, Inc. (referred to as Comverse), our majority shareholder, will not receive the merger consideration because its shares of Ulticom common stock will be purchased by Platinum’s holding company prior to the merger for a consideration equivalent to up to $2.33 per share  and cancelled in the merger (as described below). Upon completion of the proposed merger, shares of Ulticom common stock will no longer be listed on any stock exchange or quotation system.

The Special Meeting (Page 13)

Date, Time and Place.  The special meeting will be held on December 2, 2010, starting at 9:00 a.m. local time at The Enterprise Center at Burlington County College, 3331 Route 38, Mount Laurel, New Jersey 08054.

Purpose.  You will be asked to consider and vote upon (1) the adoption of the merger agreement and the approval of the merger, (2) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and (3) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum.  You are entitled to vote at the special meeting if you owned shares of Ulticom common stock at the close of business on October 26, 2010, the record date for the special meeting.  You will have one vote for each share of Ulticom common stock that you owned on the record date.  As of October 26, 2010, there were 11,145,872 shares of Ulticom common stock issued and outstanding and entitled to vote.  A majority of the shares of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of the special meeting.  In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed to solicit additional proxies.

Vote Required.  The adoption of the merger agreement and the approval of the merger requires the affirmative vote of (1) the holders of a majority of the outstanding shares of Ulticom common stock and (2) the holders of a majority of the outstanding shares of our common stock other than Comverse, Platinum’s holding company, Ulticom, or any of their respective affiliates.  Approval of any proposal to adjourn or postpone the special meeting, if necessary or appropriate for the purpose of soliciting additional proxies, requires the affirmative vote of a majority of the votes cast by holders of Ulticom common stock present in person or represented by proxy at the special meeting.

Voting and Proxies.

For holders of record:  You may vote using one of the following methods if you hold your shares in your own name as shareholder of record:

•
Internet.  You may submit a proxy to vote on the Internet up until 11:59 p.m. Eastern Time on December 1, 2010 by going to the website for Internet voting on your proxy card (www.voteproxy.com) and following the instructions on your screen using the company number and account number shown on your proxy card. If you vote by Internet, you should not return your proxy card.

•
Telephone.  You may submit a proxy to vote by telephone by calling the toll-free telephone number on your proxy card, 24 hours a day and up until 11:59 p.m. Eastern Time on December 1, 2010, and following the prerecorded instructions.  Have your proxy card available when you call.  If you vote by telephone, you should not return your proxy card.

•
Mail.  You may submit a proxy to vote by mail by marking the enclosed proxy card, dating and signing it, and returning it in the postage-paid envelope provided as long as your proxy card is received prior to the special meeting on December 2, 2010.

•	In Person. You may vote your shares in person by attending the special meeting and submitting your vote at the meeting.

If you sign your proxy card, but do not indicate how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and approve the merger and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies.

If you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership.  Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

For beneficial holders:  If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s instruction card which includes voting instructions.

If you fail to vote or provide instructions to your nominee:  If you fail to vote or provide your nominee with instructions on how to vote your shares of Ulticom common stock, your shares will not be voted at the special meeting.  Accordingly, the failure to vote or provide your nominee with voting instructions will have the same effect as a vote against the proposal to adopt the merger agreement and approve the merger, but it will have no effect on the proposal to adjourn or postpone the special meeting, if necessary or appropriate to solicit additional proxies.

Revocability of Proxy.  Any holder of record of Ulticom common stock may revoke his or her proxy at any time, unless noted below, before it is voted at the special meeting by any of the following actions:

•	delivering to Ulticom’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of Ulticom common stock and bearing a later date; or

•	by submitting another proxy by telephone or via the Internet.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Ulticom, Inc.
1020 Briggs Rd.
Mount Laurel, New Jersey 08054
Attn: Corporate Secretary

If you are a “street name” holder of Ulticom common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee.  You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Share Purchase Agreement (Page 46)

The Platinum acquisition companies and Comverse have entered into a Share Purchase Agreement, dated as of October 12, 2010 (referred to as the share purchase agreement), pursuant to which Comverse agreed to sell to Platinum’s holding company all of the shares of Ulticom common stock owned by Comverse for total consideration of up to $17.2 million (referred to as the share purchase consideration), equivalent to up to $2.33 per share, $0.35 per share of which is deferred and at risk based on the future financial performance of Ulticom.  Comverse will also participate in the contingent dividend of $5.74 per share in cash.

Approximately $13.2 million of the share purchase consideration is to be paid to Comverse in cash at closing, and the remainder is to be paid through the issuance by Platinum merger subsidiary to Comverse of two non-interest bearing promissory notes in the aggregate principal amount of $4.0 million.  The first promissory note, in the principal amount of $1.4 million, is payable 14 months after consummation of the merger, and the second promissory note, in the principal amount of $2.6 million, is payable following the determination of Ulticom’s revenue for a 24-month period following the consummation of the merger and subject to reduction by 40% of the difference between $75.0 million and the revenue generated by Ulticom during such period.  The share purchase agreement contains certain termination rights for each of the parties, including the right to terminate the share purchase agreement if the merger agreement is terminated in accordance with its terms.  A copy of the share purchase agreement is attached to this proxy statement as Annex B.

Voting and Support Agreement (Page 51)

The Platinum acquisition companies and Comverse entered into a Voting and Support Agreement, dated as of October 12, 2010 (referred to as the voting and support agreement), pursuant to which Comverse agreed, among other things, to vote all shares of Ulticom common stock beneficially owned by it in favor of the approval and adoption of the merger agreement, the merger and each of the other actions contemplated by the merger agreement.  As of the record date, Comverse owned approximately 66.3% of our issued and outstanding shares of common stock.  A copy of the voting and support agreement is attached to this proxy statement as Annex C.

The Contingent Dividend (Page 32)

As contemplated by the merger agreement, our board of directors has declared a contingent cash dividend of $5.74 per share (referred to as the contingent dividend), payable to the Company’s shareholders of record at the close of business on November 24, 2010, prior to the merger and the sale of the shares of Ulticom common stock owned by Comverse pursuant to the share purchase agreement. Payment of the contingent dividend is contingent on the satisfaction or waiver of all conditions to closing under the share purchase agreement and the merger agreement, including shareholder approval of the merger and the receipt of a “bring-down” solvency opinion from Duff & Phelps, LLC (referred to as Duff & Phelps).

Our board of directors fixed the close of business on November 24, 2010 as the record date for the payment of the contingent dividend. The Company understands that pursuant to NASD Rule 11140, buyers of Ulticom common stock in trades executed on The NASDAQ Global Market after the record date and prior to the next trading day after the payment date of the contingent dividend (referred to as the ex-dividend date) will be entitled to receive the contingent dividend.  Accordingly, we anticipate that the ex-dividend date will be the day after the payment date of the contingent dividend and that our stock will continue to trade with the right to receive the contingent dividend after the record date.

Opinion of Duff & Phelps, LLC (Page 22)

In connection with the merger, Duff & Phelps delivered a written opinion to the board of directors as to the fairness, from a financial point of view, of the merger consideration to Ulticom’s shareholders other than Comverse (which will not receive the merger consideration and will instead receive the share purchase consideration).  The full text of the Duff & Phelps written opinion, dated October 11, 2010, is attached as Annex D to this proxy statement.  We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Duff & Phelps.  Duff & Phelps’ opinion was provided solely for the information of the board of directors in its evaluation of the merger and does not constitute an opinion or recommendation as to how any holder of shares of Ulticom common stock should vote in connection with any matter related to the merger.

Treatment of Options and Other Equity Awards (Page 34)

Stock Options.  Each option outstanding immediately prior to the effective time of the merger (whether or not then vested or exercisable) that represents the right to purchase shares of Ulticom common stock (referred to as an option) will become fully vested immediately prior to the effective time of the merger and will terminate and be cancelled at the effective time of the merger.  In consideration of such termination and cancellation, each holder of an option will be entitled to receive, as soon as practicable but in no event later than three business days following the effective time of the merger, for each share of Company common stock issuable under such option immediately prior to such termination and cancellation, a cash payment in an amount equal to the excess, if any, of the merger consideration over the exercise price payable in respect of such share of Company common stock issuable under such option.  Prior to the effective time of the merger, option exercise prices will be adjusted to give effect to the payment of the contingent dividend.  Any option that has an adjusted exercise price that exceeds the merger consideration will be automatically cancelled without any consideration paid to the holder of such option in respect of such option.

Deferred Stock and Restricted Stock Awards.  Immediately prior to the effective time of the merger, the deferral period with respect to each outstanding deferred stock award representing the right to receive shares of our common stock at the end of such period and all restrictions and conditions with respect to each issued and outstanding share of common stock subject to a restricted stock award, in each case, will lapse or be deemed satisfied, and each deferred stock and restricted stock award shall be deemed cancelled and terminated and converted into the right to receive from the Company, as soon as practicable but in no event later than three business days following the effective time of the merger, an amount in cash equal to the merger consideration multiplied by the number of shares of our common stock formerly represented by such deferred stock or restricted stock award.

Material U.S. Federal Income Tax Consequences of the Merger (Page 30)

The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.  In general, for U.S. federal income tax purposes, a U.S. holder (as defined below) of our common stock will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received in the merger and (2) the holder’s adjusted tax basis in the shares.  If you are a non-U.S. holder (as defined below), any gain realized on your receipt of cash in the merger generally will not be subject to U.S. federal income tax unless certain circumstances apply.  Pursuant to the share purchase agreement, Comverse may receive less per share of Ulticom common stock than the merger consideration.  Accordingly, it is possible that a portion of the merger consideration may be treated as ordinary income to you.  Shareholders should consult their tax advisors to determine the particular tax consequences of the merger to them (including the application and effect of any state, local or non-U.S. income and other tax laws).  You should read the section entitled “The Merger Agreement – Material U.S. Federal Income Tax Consequences of the Merger.”

Interests of Ulticom’s Directors and Executive Officers in the Merger (Page 28)

Ulticom’s directors and executive officers have economic interests in the merger that are different from, or in addition to, their interests as Ulticom shareholders.  The Ulticom board of directors was aware of and considered these interests, among other matters, in reaching its decision to adopt and approve the merger agreement and the merger:

•
a majority of the members of our board of directors are employees of Comverse which, in connection with the merger, entered into the share purchase agreement and the voting and support agreement with the Platinum acquisition companies, as described under “The Share Purchase Agreement” and the “Voting and Support Agreement” sections of this proxy statement;

•
restricted stock awards held by our executive officers will become fully vested, and all restrictions on or conditions to such restricted stock awards shall lapse, as applicable, as of the effective time of the merger as required by the terms of the merger agreement;

•	the deferral periods of deferred stock awards held by our independent directors will lapse, as of the effective time of the merger as required by the terms of the merger agreement;

•
our Chief Executive Officer is party to an employment agreement with Ulticom and Ulticom’s other executive officers are parties to change in control termination protection agreements with Ulticom, each of which provide severance and other benefits in the event of qualifying separations from service in connection with or following consummation of the merger; and

•	executive officers and directors of Ulticom have rights to indemnification and directors’ and officers’ liability insurance that will survive consummation of the merger.

Common Stock Ownership of Significant Shareholders (Page 55)

As of October 26, 2010, the record date for the special meeting, (1) Comverse, our majority shareholder, beneficially owned 7,386,669 shares of Ulticom common stock entitled to vote at the special meeting, representing approximately 66.3% of Ulticom’s outstanding shares of common stock, and (2) the directors and executive officers of Ulticom beneficially owned in the aggregate approximately 197,101 shares of Ulticom common stock entitled to vote at the special meeting, representing approximately 1.77% of Ulticom’s outstanding shares of common stock.

Conditions to the Merger (Page 43)

Before the completion of the merger, a number of closing conditions must be satisfied or, to the extent permitted by law and the merger agreement, waived.  These conditions are described more fully in the section entitled “The Merger Agreement—Conditions to the Merger.”  They include, among others, obtaining shareholder approval (including the affirmative vote of the majority of the minority shareholders as described herein), payment of the contingent dividend, the completion of the transactions contemplated by the share purchase agreement, the expiration or termination of any applicable waiting period under the German Act against Restraints of Competition (referred to as the German antitrust approval) and the absence of any law or governmental order prohibiting or enjoining the merger.  If these other conditions are not satisfied or, to the extent permitted by law and the merger agreement, waived, the merger will not be completed, even if our shareholders adopt the merger agreement and approve the merger.

No Solicitations (Page 39)

Subject to certain exceptions relating to our ability to pursue a superior proposal, as such term is defined in the merger agreement, in accordance with the board’s fiduciary duties, the merger agreement provides that Ulticom, its subsidiaries and its and their representatives must not engage in, facilitate, initiate or encourage any solicitations, discussions and negotiations with, or provide any information to, any person with respect to any takeover proposal, as such term is defined in the merger agreement, or approve or recommend any takeover proposal.

Change in Recommendation; Ability to Pursue Superior Proposal (Page 40)

The merger agreement generally restricts the ability of our board of directors to withhold, withdraw, or modify its recommendation that Ulticom shareholders adopt the merger agreement and approve the merger.  However, if prior to obtaining shareholder approval of the merger, a takeover proposal has been received and not withdrawn and our board of directors determines in good faith (after receiving the advice of its outside counsel) that there is a reasonable likelihood that failure to take any of the following actions would result in a breach of the board’s fiduciary duties to Ulticom’s shareholders under applicable law, then (1) Ulticom shall be permitted to, after providing advance notice to Platinum’s holding company, furnish information and provide access to the person making such takeover proposal pursuant to an acceptable confidentiality agreement and participate in discussions or negotiations with such person and its representatives and (2) if our board of directors determines that such takeover proposal is a superior proposal and that there is a reasonable likelihood that failure to take any of the following actions would result in a breach of the board’s fiduciary duties to Ulticom’s shareholders under applicable law, then (A) the board may effect a company adverse recommendation change, as such term is defined in the merger agreement, (B) Ulticom may waive, modify, amend or release any standstill or similar provision with respect to such superior proposal and (C) Ulticom may enter into an acquisition agreement with respect to such superior proposal if Ulticom concurrently terminates the merger agreement and pays the applicable termination fee; provided that Ulticom shall have negotiated in good faith with the Platinum acquisition companies (to the extent such Platinum acquisition companies desire to negotiate) to make adjustments to the terms and conditions of the merger agreement and at the end of the applicable notice period, after taking into account any such adjusted terms as may have been proposed by the Platinum acquisition companies, our board of directors has again determined that such takeover proposal is a superior proposal.

Termination of the Merger Agreement (Page 44)

The merger agreement may be terminated at any time prior to the effective time of the merger by the mutual written consent of Ulticom and Platinum’s holding company, or under certain circumstances by either Ulticom or by Platinum’s holding company, as described more fully in the section entitled “The Merger Agreement—Termination of the Merger Agreement.”  If the merger agreement is validly terminated, then the share purchase agreement and the voting and support agreement will automatically terminate.

If the merger agreement is not approved by our shareholders, or if the merger agreement is validly terminated and the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of Ulticom common stock pursuant to the merger agreement, or in connection with the contingent dividend.

Termination Fees and Expenses (Page 45)

We will be required to pay Platinum’s holding company a termination fee of $1.3 million pursuant to the merger agreement, and Comverse may be obligated to pay up to an additional $1.2 million to Platinum’s holding company pursuant to the terms of the share purchase agreement, if:

•
the merger agreement is terminated by Platinum’s holding company because (1) a recommendation change by our board of directors has occurred, (2) our board of directors has failed to publicly reaffirm its recommendation of the merger agreement within two business days of Platinum’s holding company’s request if such request is made following the making by any person of a takeover proposal, or (3) after receiving a takeover proposal, Ulticom has breached in any material respect its obligations with respect to solicitations, as described more fully in the section entitled “The Merger Agreement—No Solicitations;”

•
the merger agreement is terminated by Ulticom in order to enter into an agreement or consummate a transaction pursuant to a superior proposal; provided that Ulticom may not exercise its right to terminate (and may not enter into a binding written agreement providing for any superior proposal other than an acceptable confidentiality agreement) unless and until (1) we provide Platinum’s holding company (x) prior written notice of at least four business days prior to such termination that our board of directors has authorized and intends to effect the termination of the merger agreement and (y) with copies of all proposed definitive agreements supplied by third parties, (2) our board of directors determines in good faith and after consultation with outside legal counsel and financial advisors that the takeover proposal constitutes at the time of determination to terminate the merger agreement and still constitutes at the end of the four business day notice period a superior proposal (taking into account any changes to the merger agreement proposed by Platinum’s holding company in writing) and (3) concurrently with and as a condition to such termination of the merger agreement, Ulticom enters into an acquisition agreement with respect to such superior proposal; provided further that Ulticom may only exercise this termination right prior to obtaining shareholder approval to the merger and if Ulticom has not materially breached any of its obligations with respect to solicitations as described above; or

•
the merger agreement is terminated by Platinum’s holding company because of an intentional breach by Ulticom of any representations, warranties, covenants or other agreements in the merger agreement and, prior to such termination, a takeover proposal has been made and the closing of such transaction occurs within 12 months after the termination date.

If the merger agreement is terminated by either party because the shareholder approval of the merger is not obtained and all other conditions to closing the merger have been satisfied or waived, then we will reimburse Platinum’s holding company for documented out-of-pocket costs and expenses of the Platinum acquisition companies in connection with the merger agreement and the merger in an amount not to exceed $600,000.  In addition, concurrently with such termination of the merger agreement, Comverse will, pursuant to the share purchase agreement, be obligated to pay to Platinum’s holding company an amount equal to $1.0 million less the amount of expenses which Ulticom is obligated to reimburse and pay to Platinum’s holding company.  If a takeover proposal has been made and publicly announced before the merger agreement has been voted on by our shareholders, and the agreement is terminated because the requisite shareholder approval is not obtained, and at any time within 12 months after such termination, we consummate a transaction pursuant to any takeover proposal, then (1) concurrently with the closing of such takeover proposal we will pay to Platinum’s holding company the $1.3 million termination fee described above minus any expense reimbursements already paid to Platinum’s holding company described above in this paragraph and (2) Comverse may be obligated to pay to Platinum’s holding company up to an additional $1.2 million, less any amounts previously paid by Comverse to Platinum’s holding company as described above in this paragraph, pursuant to the terms of the share purchase agreement.

Financing (Page 31)

The consummation of the merger is not conditioned on Platinum’s holding company obtaining financing.  Platinum’s holding company has delivered to the Company an executed commitment letter, dated as of October 12, 2010 (referred to as the equity commitment letter), from Platinum, which we are entitled to enforce pursuant to the terms of the equity commitment letter and the merger agreement.  Pursuant to the merger agreement, the Platinum acquisition companies agree not to permit any material amendment or material modification to be made to the equity commitment letter (unless such amendment or modification is approved in writing by Ulticom) and to use their reasonable best efforts to comply with all obligations and satisfy all conditions under the equity commitment letter that are within their control or their affiliates’ control and to use reasonable best efforts to obtain and consummate the equity financing contemplated by the equity commitment letter as promptly as possible.  The only condition to the equity financing contemplated by the equity commitment letter is that each of the conditions to the obligations of Platinum’s holding company under the share purchase agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at closing).

Regulatory Approvals (Page 32)

The merger may not be completed until the applicable waiting period under the German Act against Restraints of Competition shall have expired or been terminated (referred to as the German antitrust approval).  To that end, the parties will make the necessary filings with the German Federal Cartel Office (Bundeskartellamt).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions.  There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “The Special Meeting,” “The Merger,” “Opinion of Duff & Phelps, LLC,” “Regulatory Approvals,” “Interests of Ulticom’s Directors and Executive Officers in the Merger,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases.  These statements are subject to risks, uncertainties, and other factors, including, among others:

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the retention of certain key employees;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the adoption of the merger agreement and the approval of the merger by our shareholders or other conditions to the completion of the transaction may not be satisfied;

•	the outcome of any legal proceedings that have or may have been instituted against Ulticom or others relating to the merger;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	Ulticom’s and Platinum’s ability to meet expectations regarding the timing and completion of the merger.

In addition, we are subject to risks and uncertainties and other factors detailed in Ulticom’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010, filed with the Securities and Exchange Commission (referred to as the SEC) on April 20, 2010 and Ulticom’s quarterly report on Form 10-Q for the fiscal quarter ended July 31, 2010, filed with the SEC on September 13, 2010, which should be read in conjunction with this proxy statement.  You should read the section entitled “Where You Can Find More Information” on page 57.  Many of the factors that will determine our future results are beyond our ability to control or predict.  In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof.  We cannot guarantee any future results, levels of activity, performance or achievements.  Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Ulticom board of directors for use at the special meeting to be held on December 2, 2010, starting at 9:00 a.m. local time, at The Enterprise Center at Burlington County College, 3331 Route 38, Mount Laurel, New Jersey 08054, or at any postponement or adjournment thereof.

The purpose of the special meeting is for our shareholders to consider and vote on (1) the adoption of the merger agreement and the approval of the merger, (2) the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and (3) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.  Our shareholders must adopt the merger agreement and approve the merger in order for the merger to occur.  If our shareholders fail to adopt the merger agreement, the merger will not occur.  In addition, while shareholders are not entitled to vote on the contingent dividend or the share purchase agreement, if the requisite approval for the merger is not obtained, the contingent dividend will not be paid and Comverse will not sell its shares of Ulticom common stock pursuant to the share purchase agreement.  A copy of the merger agreement is attached to this proxy statement as Annex A.  You are urged to read the merger agreement in its entirety.

Record Date and Quorum

Our board of directors fixed the close of business on October 26, 2010 as the record date for the special meeting, and only holders of record of Ulticom common stock on the record date are entitled to vote at the special meeting.  As of October 26, 2010, there were 11,145,872 shares of Ulticom common stock issued and outstanding and entitled to vote.  Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of our common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals.  Shares of our common stock held by shareholders present in person or represented at the special meeting but not voted, including shares for which proxies have been received but for which shareholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.  In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

You may vote FOR or AGAINST, or you may ABSTAIN from voting on, the proposal to adopt the merger agreement and approve the merger.

Consummation of the merger requires the adoption of the merger agreement and the approval of the merger by the affirmative vote (in person or by proxy) of the holders of (1) a majority of the outstanding shares of our common stock and (2) a majority of the outstanding shares of our common stock other than Comverse, Platinum’s holding company, Ulticom, or any of their respective affiliates.  Therefore, if you abstain or fail to vote, it will have the same effect as a vote against the adoption of the merger agreement and the approval of the merger.

The adoption of the proposal to adjourn or postpone the special meeting to a later time, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of a majority of the votes cast by holders of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.  Pursuant to the New Jersey Business Corporation Act “votes cast” do not include abstentions.  Therefore, if you abstain or fail to vote, it will not have any effect on the proposal to adjourn or postpone the special meeting.

In connection with the transactions contemplated by the merger agreement, Comverse (our majority shareholder that as of the record date beneficially owned approximately 66.3% of the total outstanding shares of our common stock) has entered into a voting and support agreement with the Platinum acquisition companies to, among other things, vote the shares of Ulticom common stock beneficially owned by it in favor of the approval and adoption of the merger agreement, the merger and each of the other actions contemplated by the merger agreement.  Comverse did not receive additional consideration for doing so (other than any consideration it is otherwise entitled to receive under the share purchase agreement in respect of its shares of Ulticom common stock).  The voting and support agreement is attached to this proxy statement as Annex C.

As of the record date, our directors and executive officers held and are entitled to vote, in the aggregate, approximately 197,101 shares of our common stock, representing approximately 1.77% of the number of outstanding shares.

Proxies and Revocation

If you are a shareholder of record of our common stock and you submit a proxy by telephone or via the Internet or by returning a signed and dated proxy card by mail that is received by Ulticom before the date of or at the special meeting, your shares will be voted at the special meeting as you indicate.  If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and the approval of the merger and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting, or at any adjournment or postponement thereof, for a vote.

If your shares of our common stock are held in “street name,” you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares voted.  If you have not received such voting instructions or require further information regarding such voting instructions, contact your brokerage firm, bank, trust or other nominee, as the case may be.  If you fail to provide your broker, bank, trust or other nominee with instructions on how to vote your shares, your nominee will not be able to vote such shares at the special meeting.  Please follow the directions on the voting instruction form sent to you by your broker or other nominee with this proxy statement.

Proxies received by Ulticom at any time before the vote being taken at the special meeting, which have not been revoked or superseded before being voted, will be voted at the special meeting.  If you are a shareholder of record of shares of our common stock, you have the right to change or revoke your proxy at any time, unless noted below, before the vote is taken at the special meeting by:

•	delivering to Ulticom’s Corporate Secretary a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering a new proxy, relating to the same shares of Ulticom common stock and bearing a later date; or

•	submitting another proxy by telephone or via the Internet.

If you are a “street name” holder of our common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee.  You must contact your nominee to obtain instructions as to how to change or revoke your proxy.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Ulticom, Inc.
1020 Briggs Rd.
Mount Laurel, New Jersey  08054
Attn:  Corporate Secretary
Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies.  Any signed proxies received by Ulticom before the special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies.

The proposal to adjourn or postpone the special meeting to a later date or time, if necessary or appropriate to solicit additional proxies, requires the affirmative vote of the majority of the votes cast by holders of our common stock present in person or represented at the meeting.  Pursuant to our by-laws, if there is no quorum at the special meeting, the chairman of the meeting or shareholders holding more than 20% of the shares present in person or by proxy at the special meeting, shall have power to adjourn the meeting without notice.  Pursuant to the New Jersey Business Corporation Act “votes cast” do not include abstentions.  Therefore, if you abstain or fail to vote, it will not have any effect on the proposal to adjourn or postpone the special meeting if necessary or appropriate to solicit additional proxies.

Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Ulticom’s shareholders who have already sent in their proxies to revoke them at any time before their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We have retained D.F. King & Co., Inc. (referred to as D.F. King) to assist us in the solicitation of proxies for the special meeting.  As compensation for its services, we agreed to pay D.F. King a fee in the sum of $5,000 plus an additional fee of $4.75 per incoming and outgoing telephone contact and telecom charges, and to reimburse D.F. King for all “broker bills,” reasonable expenses, costs and disbursements, including reasonable counsel fees and expenses incurred by D.F. King in connection with its services.  If a solicitation in opposition to a resolution proposed by our board of directors arises during the course of its engagement, and D.F. King undertakes to perform additional services therewith, the fee will be modified as agreed by D.F. King and us.

Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication.  These persons will not be paid additional remuneration for their efforts.  We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Ulticom common stock that the brokers and fiduciaries hold of record.  Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, D.F. King & Co., Inc., by calling toll-free at 1−800−347−4750 (banks and brokers may call collect at (212) 269−5550), or by mail at D.F. King & Co., Inc. 48 Wall Street, 22nd Floor, New York, NY 10005.

Availability of Documents

Our list of shareholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days before the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting; the list will also be available at the meeting for inspection by any shareholder present at the meeting.  You should read the section entitled “Where You Can Find More Information” on page 57 for more information regarding where you may find additional information concerning Ulticom.

THE PARTIES TO THE MERGER AGREEMENT

Ulticom, Inc.

Ulticom, Inc., a New Jersey corporation, provides signaling component and system solutions for wireless, wireline, and Internet communications.  Ulticom’s products are used by leading telecommunication equipment and service providers worldwide to deploy broadband mobile access, multimedia transport control, subscriber data management and enhanced communication services.  Ulticom’s principal executive offices are located at 1020 Briggs Road, Mount Laurel, New Jersey 08054, and its telephone number is +1 (856) 787-2700.  You should also read the section entitled “Where You Can Find More Information.”  Ulticom common stock is publicly traded on The NASDAQ Global Market under the symbol “ULCM.”

Utah Intermediate Holding Corporation.

Utah Intermediate Holding Corporation is a newly formed Delaware corporation and an indirect wholly owned subsidiary of Platinum Equity Capital Partners II, L.P. and its related entities.  Platinum Equity Capital Partners II, L.P. is an affiliate of Platinum Equity, LLC, a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, metals services, manufacturing and distribution.  Platinum’s holding company’s principal executive offices are located at 360 North Crescent Drive, South Building, Beverly Hills, CA 90210, and its telephone number is +1 (310) 712-1850.

Utah Merger Corporation.

Utah Merger Corporation, a New Jersey corporation and a direct wholly owned subsidiary of Platinum’s holding company, was formed solely for the purpose of facilitating Platinum’s acquisition of Ulticom.  Platinum merger subsidiary has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.  Upon consummation of the proposed merger, Platinum merger subsidiary will merge with and into Ulticom and will cease to exist.  Platinum merger subsidiary’s principal executive offices are located at 360 North Crescent Drive, South Building, Beverly Hills, CA 90210, and its telephone number is +1 (310) 712-1850.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement.  You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

From December 2005 to September 30, 2009, Ulticom was unable to file required periodic reports with the SEC due to our historical improper accounting practices relating to stock option grants, expense accruals and revenue deferrals, recognition of depreciation and revenue recognition practices, as described in detail in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 filed with the SEC on September 30, 2009.  During this period, as we worked to complete a restatement of our historical financial statements, our board of directors regularly considered our future business prospects and strategic alternatives given technological changes in our market, the maturity of our product portfolio and challenging conditions in the telecommunications equipment and technology markets, which adversely impacted our operating results starting in the second half of 2008.

In early 2008, as a result of a strategic alternatives review undertaken by our board of directors, we retained Jefferies & Company, Inc. to obtain indications of interest in a sale of the Company.  After an extensive and publicly-disclosed process, in which 54 potential strategic and financial bidders were contacted, and seven parties provided expressions of interest, we entered into exclusive negotiations for a sale transaction with a private equity sponsor providing the most attractive valuation.  Due to, among other things, the difficulty of completing a transaction while the Company was not current in its SEC filing obligations, we were unable to reach agreement on a transaction and we announced the termination of our strategic alternatives review in September 2008.

In April 2009, we paid a special cash dividend to our shareholders in the aggregate amount of $200.0 million, in order to provide immediate liquidity to shareholders while leaving sufficient capital for meeting operational needs, paying liabilities and funding strategic initiatives.  Our board of directors engaged Duff & Phelps to assist us in determining the amount of the special dividend, and to render a solvency opinion in connection with the declaration of the special dividend.

Throughout 2008 and 2009, the Company continued to experience declines in its quarterly revenues.  As compared to its peak in 2006, the Company’s annual revenues had declined by 28% by the end of fiscal 2009.  In October 2009, Ulticom became current in its public filing obligations with the SEC and re-listed its shares of common stock on The NASDAQ Global Market in November 2009.

In January 2010, our board of directors discussed strategic alternatives for the Company in light of becoming current in our SEC filing obligations, and agreed that a financial advisor should be retained to assist the board in its review.  After management and the board reviewed proposals from several potential financial advisors, in March 2010, Morgan Keegan and Co., Inc. (referred to as Morgan Keegan) was retained by the Company.

During March 2010, Morgan Keegan met with management to collect information on the past and projected performance of the business, markets for our products and services, the results of prior reviews of strategic alternatives, and other information necessary to provide a recommendation on Ulticom’s strategic alternatives.

In March and April 2010, Morgan Keegan presented and discussed with our board of directors strategic alternatives available to Ulticom, including sale and acquisition alternatives, share repurchases or dividends and various capital markets strategies.  Morgan Keegan recommended approaching strategic and financial buyers to ascertain interests in a sale of Ulticom to maximize shareholder value and liquidity.  Our board of directors then directed Morgan Keegan to proceed with obtaining indications of interest in a sale of Ulticom.

Morgan Keegan contacted 51 potential strategic and financial acquirers during April and May 2010.

On May 19, 2010, Ulticom and Platinum Equity Advisors, LLC entered into a non-disclosure agreement.

On June 3, 2010, the board of directors held an in person meeting in Mount Laurel, New Jersey and reviewed the status and reactions of the potential buyers that had been contacted by Morgan Keegan on behalf of Ulticom to date.  In order to increase the potential for receiving multiple bids, the board directed Morgan Keegan to approach a second group of buyers suggested by Morgan Keegan as potentially interested parties.

During June 2010, Morgan Keegan contacted an additional 24 potential acquirers including both financial and strategic parties, for a total of 75 parties.

During June and July 2010, Ulticom management held meetings with eight parties that had indicated interest, each of which had entered into a non-disclosure agreement with Ulticom.  These parties consisted of potential strategic and financial buyers, including Platinum.

On June 17, 2010, Ulticom management held a meeting with representatives of Platinum at their offices in Beverly Hills, California.  The purpose of this meeting was to make initial management presentations regarding the Company, its business and the transaction opportunity.

On June 30, 2010, Ulticom management held a full-day meeting with representatives of Platinum in Mount Laurel, New Jersey.  The purpose of this meeting was to continue the discussions regarding the Company, its business and the transaction.

On July 21, 2010, the board of directors held a meeting at which Morgan Keegan presented an update on the status of the sale process.  Also on July 21, 2010, the management team of Ulticom provided Platinum with an update on a reduced revenue and income projection for the second quarter of 2010.

On July 22, 2010, at Platinum’s request, Comverse, joined by Morgan Keegan, held a telephonic meeting with Platinum, at which Platinum verified Comverse’s interest in the sale process.

On July 25, 2010, we received a letter of intent from Platinum for the purchase of Ulticom.  The letter held open the possibility of an asset sale or share sale transaction, and offered an enterprise value for Ulticom of $20.0 million, with the expectation that the Company would have $75.0 million of cash and cash equivalents available at closing to fund the aggregate purchase price of $95.0 million.  Platinum requested a 30-day exclusivity period in order to finalize discussions.

On July 26, 2010, Morgan Keegan contacted the two other parties that had not expressly terminated their participation in the sale process to inform them that Ulticom had received a letter of intent and to identify any interest in making a proposal to buy the Company.  Neither of the parties made a proposal.

On July 27, 2010, the board of directors held a meeting to consider the letter of intent from Platinum.  At that meeting, the board of directors directed Morgan Keegan to gather additional information on the offer and to negotiate terms favorable to Ulticom’s shareholders, including the elimination of an asset sale alternative and an increase in the enterprise value.  In addition, the board authorized the retention of Duff & Phelps to start work on a solvency opinion in connection with a potential dividend in connection with Platinum’s proposal, and a fairness opinion in connection with the potential sale transaction.

On July 28, 2010, following negotiations between Morgan Keegan, on behalf of Ulticom, and Platinum, we received a revised letter of intent from Platinum, reflecting a share purchase for an enterprise value of $21.8 million, and in which Ulticom would deliver cash and cash equivalents equal to $75.0 million at closing to be used in funding the aggregate purchase price of $96.8 million.

On July 29, 2010, the board of directors held a meeting to evaluate the revised letter of intent from Platinum.  Morgan Keegan presented its recommendation to sign the letter of intent with Platinum and enter into exclusive negotiations of a definitive agreement.  The board of directors directed Morgan Keegan to once again attempt to improve the financial terms in favor of Ulticom’s shareholders, and directed management to sign the letter of intent resulting from such negotiations.  Later that day, Morgan Keegan obtained a revised letter of intent from Platinum, reflecting a share purchase transaction for a price reflecting an enterprise value of $22.0 million, and in which the Company would deliver cash and cash equivalents equal to $75.0 million at closing to be used in funding the aggregate purchase price of $97.0 million.

On July 30, 2010, we executed the letter of intent with Platinum and entered into exclusive negotiations for a sale transaction.

On August 2, 2010, following the close of the second quarter, Ulticom issued a press release announcing preliminary results for the second quarter of 2010 and full year 2010 guidance, revised downward from previous expectations to $36.5 – $39.0 million or down 15% -20% from 2009 revenue levels.

From August 3, 2010 through August 5, 2010, Platinum held meetings with Ulticom management to perform detailed due diligence of Ulticom’s finances, customers, market opportunity, and operations in Mount Laurel, New Jersey.

On August 4, 2010, our corporate counsel, Weil, Gotshal & Manges LLP (referred to as Weil), provided Platinum with a first draft of a definitive merger agreement.  At the direction of our board of directors, the merger agreement contained a requirement that 90% of our shareholders, representing a majority of the shares not owned by Comverse, would tender their shares to Platinum’s affiliate pursuant to the merger agreement.

On August 5, 2010, the independent directors of Ulticom met with counsel retained in connection with the sale process to represent the independent directors, Lowenstein Sandler, PC (referred to as Lowenstein Sandler), to discuss their fiduciary duties and role in connection with the oversight of the sale process and the current state of the Ulticom business.  Lownstein Sandler reviewed with the independent directors a summary of the material terms of the draft merger agreement.

On August 9, 2010, Paul, Hastings, Janofsky & Walker LLP (referred to as Paul Hastings), counsel to Platinum, provided to Ulticom and its advisors a revised draft of the definitive merger agreement reflecting the comments of Paul Hastings and Platinum.  Among other things, Platinum required a unilateral ability to terminate the merger agreement on the final expiration date of the tender offer (as it may be extended), with the Company’s sole remedy being payment of a reverse termination fee by Platinum, and a guaranty of the Company’s cash and working capital levels at closing.

On August 11, 2010, the independent directors met with their legal advisors to discuss the draft definitive agreement and the proposed changes made by Platinum and Paul Hastings.

From August 12, 2010 through August 20, 2010, Ulticom management and Platinum participated in additional due diligence calls covering finance, IT infrastructure, human resources, facilities, and customer contracts.  During this period, Ulticom management, Weil, Paul Hastings, Morgan Keegan and Platinum continued to negotiate the terms of the merger agreement, including in particular the provisions surrounding either party’s ability to terminate the merger agreement and the fees that would be payable in connection therewith.  Platinum indicated its willingness to eliminate its ability to unilaterally terminate the merger agreement in exchange for our agreement to pay a termination fee in the sum of $2.5 million in case we would terminate the merger agreement to pursue a superior proposal, among other triggering events.

On August 16, 2010, the board of directors held a meeting to discuss the status of Platinum’s due diligence and negotiations of the definitive merger agreement.  Weil reviewed with the board the material terms of the definitive merger agreement.  Morgan Keegan informed the board that Platinum had raised a significant concern in the course of its business due diligence regarding the ability to stabilize declining revenues in the Company’s components business, and that Platinum would need to return to its investment committee to discuss its ability to proceed with the transaction.

On August 20, 2010, Platinum indicated to Morgan Keegan that, based on its business due diligence review of the Company, the terms on which it was willing to proceed with an acquisition of Ulticom would be based on an enterprise value of $12.0 million.

On August 22, 2010, the board of directors held a meeting to discuss the revised offer price from Platinum.  The board agreed that Morgan Keegan should communicate to Platinum that the enterprise value of $12.0 million was unacceptable and to terminate exclusivity with Platinum.  It was further decided that the Company would perform an additional analysis of the fairness of various transaction values with the assistance of its financial advisors, and once completed, the board would determine whether an alternative proposal could be made to Platinum.  In addition, with the consensus of the board of directors personnel from Comverse would perform an additional in-depth review of the Company and its expenses to determine whether the Company’s operating results could be improved if a transaction was not pursued.

On August 22, 2010, Ulticom delivered a letter to Platinum providing Platinum with 48 hours notice that the exclusivity period would terminate at 12:01 AM on August 25, 2010.

On August 25, 2010, the independent directors of the board of directors met with their legal advisors and representatives of Morgan Keegan to discuss the status of the negotiations with Platinum in light of the lower price indication from Platinum.

On August 25, 2010, the board of directors held a meeting to discuss the status of negotiations with Platinum and to review and discuss the valuation analysis undertaken by Morgan Keegan and Duff & Phelps in light of the lower price indication from Platinum.  Morgan Keegan reported that Platinum expressed continued interest in pursuing a transaction and indicated some modest flexibility with respect to the currently offered enterprise value.  The board of directors reviewed the Company’s financial projections and discussed whether additional cost cuts could be made to improve the Company’s cash flow and bottom line performance.  The board also  discussed the Company’s operations and prospects, the fairness analysis being undertaken by Duff & Phelps and the range of counter-offer prices that Platinum would be willing to entertain, based on input from Morgan Keegan. The board agreed that Morgan Keegan would return to Platinum with a counter-offer of $16.5 million.

From August 25, 2010 through August 31, 2010, Platinum discussed with Comverse a revised transaction structure to enable it to make a cash offer to Ulticom’s public shareholders that approached the $16.5 million requested by our board of directors.  Such revised transaction structure involved the purchase of shares of Ulticom common stock owned by Comverse for a different form of consideration which would not exceed the per share consideration offered to the other holders of shares of Ulticom common stock.

On September 2, 2010, we received a revised letter of intent from Platinum reflecting a revised merger transaction structure as discussed by the parties, reflecting an aggregate purchase price of $26.0 million, representing an enterprise value of $16.0 million and requiring $10.0 million in cash and cash equivalents to remain on Ulticom’s balance sheet at closing.  In addition, a special cash dividend of $65.0 million would be paid to the shareholders of the Company on a pro rata basis prior to the proposed merger.  Such revised transaction structure no longer contemplated a tender offer but instead a merger and a separate acquisition of Ulticom common stock held by Comverse.  The revised transaction structure also did not require a guarantee of Ulticom working capital levels at closing.  Shareholders of the Company other than Comverse would receive all cash consideration in the merger.  Comverse would receive consideration in the form of two promissory notes totaling $4.0 million and the remaining consideration, representing $12.0 million in enterprise value, in cash from Platinum.  One note in the amount of $1.4 million would be payable 14 months after the closing, while the second note in the amount of $2.6 million would be payable 24 months after the closing and subject to a clawback of $0.40 for every $1.00 that the Company’s aggregate revenues fall below $75.0 million in the two years following the closing.

On September 7, 2010, the independent directors met with their legal advisors and Weil to discuss the revised letter of intent.

On September 8, 2010, the board of directors held a meeting to discuss the financial results for the second quarter of fiscal year 2010 and the business outlook for the remainder of fiscal year 2010.  The board also discussed the revised letter of intent from Platinum and reviewed open issues on the definitive merger agreement with management and Weil.  It was confirmed that the completion of the Comverse share purchase and the merger would continue to require a “majority of the minority” shareholder vote.  The board also discussed the open issues, primarily related to either party’s right to terminate the merger agreement and the size of the termination fee that would be payable in such event.  Platinum continued to require a termination fee of $2.5 million in the aggregate, payable by Ulticom to Platinum’s holding company upon termination of the merger agreement for various reasons, including if the Company did not achieve the “majority of the minority” vote contemplated by the draft merger agreement.  After discussion, the board concluded that Mr. Chill, an independent director, and Ms. Shah, a director affiliated with Comverse, together with management and the Company’s legal and financial advisors, should continue to negotiate the material open issues with Platinum and unanimously resolved that, subject to resolution of the issues to the satisfaction of the negotiating team, the Company would execute the new letter of intent.

On September 9, 2010, Ulticom issued a press release announcing its financial results for the second quarter of fiscal year 2010.  The revenue for the second quarter of fiscal year 2010 was $0.7 million less than the anticipated revenue that was previously announced due to the timing of revenue recognition with respect to certain customer maintenance and support arrangements.

The legal advisors to the parties, together with representatives of Ulticom and Comverse, continued to negotiate the terms of the revised transaction, including the termination provisions of the merger agreement.  It was agreed that Platinum would receive a termination fee in an aggregate amount of up to $2.5 million in connection with a termination of the merger agreement under certain circumstances, with $1.3 million of such amount to be payable by the Company and up to $1.2 million payable by Comverse based on Comverse’s profits, if any, received upon closing of an alternative transaction.  In addition, it was agreed that Platinum would be entitled to a reduced termination fee of $1.0 million in the event the “majority of the minority” vote was not obtained, with reimbursement of up to $600,000 in out-of-pocket expenses payable by Ulticom and the remainder of the amount, up to $1.0 million, payable by Comverse on the terms provided in the share purchase agreement.  Platinum agreed that it would not have a unilateral termination right and that Ulticom would be entitled to enforce specifically the terms and provisions of the merger agreement.

On September 15, 2010, the independent directors met with their legal advisors to discuss the status of the negotiations, including in particular the resolution of the termination fee issues.

On September 16, 2010, Platinum provided Ulticom with a revised letter of intent, including an annex describing the legal terms that had been negotiated between the parties and their respective legal advisors.

On September 17, 2010, Ulticom signed the revised letter of intent.  Ulticom management and Platinum held several calls to discuss the updated business outlook and finalize tax and human resources due diligence.

From September 17, 2010 to September 23, 2010, the parties exchanged drafts of the definitive merger agreement, the share purchase agreement, and the voting and support agreement, and continued to negotiate the terms of these agreements.

On September 23, 2010, Ulticom management and representatives of Platinum held a call to discuss the cash flow forecast leading up to the projected closing date of the merger.

On September 26, 2010, the board of directors and the independent members of the board of directors held separate meetings to discuss the definitive agreements and related materials.  Morgan Keegan reported that Platinum had raised a business issue with respect to the amount of working capital the Company was expected to have at the closing of the proposed transaction after payment of the contingent dividend.  Morgan Keegan stated that they expected to hear back from Platinum in the next few days and that it was possible that Platinum would propose certain changes to the existing deal terms in order to account for the perceived shortfall in working capital.

From September 27, 2010 through October 4, 2010, we provided Platinum with additional diligence regarding our projected cash and working capital balances through closing.  In addition, our legal and financial advisors and board representatives discussed provisions of the merger agreement surrounding our cash balances and transaction expenses with Platinum and its advisors.  Platinum proposed reducing the contingent dividend to $63.0 million, eliminating the minimum cash requirement of $10.0 million at closing and capping our transaction-related expenses.

On October 1, 2010 and October 5, 2010, the independent members of the board of directors met to discuss Platinum’s issues regarding the balance sheet.  As agreed at those meetings, counsel for the independent members of the board subsequently communicated to Comverse the lack of support for a transaction at a $63.0 million dividend amount.

On October 6, 2010, our board of directors held a meeting to discuss the status of negotiations with Platinum.  The board of directors unanimously agreed that Morgan Keegan should communicate to Platinum that it would not accept the reduction in the dividend amount proposed by Platinum, a minimum cash requirement, or a cap on expenses.

Between October 6, 2010 and October 10, 2010, the Company, Platinum and their respective legal and financial advisors continued to negotiate the terms of the definitive agreements.  We agreed to reduce the contingent dividend from $65.0 million to $64.0 million as a result of our review of Platinum’s concerns regarding Ulticom’s cash and working capital balances, and in exchange Platinum agreed to eliminate any minimum cash requirement at closing and any cap on expenses, which we believed increased the certainty of closing a transaction with the desired dividend amount.

On October 11, 2010, the independent members of the board of directors met to discuss the merger agreement, the fairness and solvency opinions provided by Duff & Phelps and the opinion of Flaster/Greenberg P.C., our special New Jersey legal counsel (referred to as Flaster).

On October 11, 2010, our board of directors held a meeting to approve and recommend the merger and contingent dividend.  The meeting included the presentation of solvency and fairness opinions by Duff & Phelps and the presentation of the opinion of Flaster concerning the contingent dividend.  The merger agreement was approved, subject to finalization by Ulticom management and counsel.

On October 12, 2010, we signed the merger agreement with Platinum, and the transaction was subsequently announced following the close of trading on The NASDAQ Global Market.

Reasons for the Merger; Recommendation of the Ulticom Board of Directors

In reaching its recommendation, the board considered a number of factors, including the following:

• Certainty of Consideration and Payment.  The board considered the fact that the merger consideration payable to all holders of shares (other than Comverse, the Company, the Platinum acquisition companies or any of their respective subsidiaries) is all cash and, therefore, the value of consideration that our public shareholders will receive in the merger is fixed and certain.  The board of directors also considered the experience and financial position of Platinum, the sponsor of Platinum’s holding company and its ability and commitment to pay the aggregate merger consideration and the aggregate option consideration and deferred stock/restricted stock consideration without the need for a financing condition.

• Comparison with Current and Historical Trading Prices of Shares and Lack of Liquidity for Shares.  The board of directors considered the current and historical trading prices of the shares of our common stock.  In particular, the board considered the low and irregular trading volume of the common stock and the fact that the transactions contemplated by the merger agreement would provide all shareholders with immediate liquidity for their investment in shares of Ulticom common stock.

• Our Operating Performance and Financial Condition.  The board of directors considered our current and historical financial condition and results of operations, as well as our near and long term prospects and strategic objectives, including the risks and uncertainties in achieving those prospects and objectives.  In particular, the board of directors considered the Company’s decline in revenues historically and expectations over the near and long term, the Company’s prospects for achieving sufficient revenue needed to offset its operating expenses, and the risks inherent in our business model and current ownership structure, as well as other business related risks and uncertainties discussed in our filings with the SEC.

• Review of Strategic Alternatives.  The board of directors considered other strategic opportunities reasonably available to the Company in the current state of the industry, including continuing to operate on a stand-alone basis and the possibility of growing its business while remaining an independent public company, in each case taking into account the potential benefits, risks and uncertainties associated with those other opportunities.  The board of directors also considered the management challenges facing the Company, the significant costs for the Company, especially when considered relative to its size, of continuing to maintain its status as a public company, as well as the willingness of Comverse to make investments in the business, given Ulticom’s past, current and prospective performance.  The board of directors also considered the results of the extensive marketing process for the Company conducted by Morgan Keegan, and the fact that no other proposals to acquire the Company were received.

• Opinion of Duff & Phelps, LLC.  Our board of directors considered the oral opinion of Duff & Phelps, which was subsequently confirmed in a written opinion, dated as of October 11, 2010, to the effect that, as of such date, the merger consideration is fair, from a financial point of view, to the Company’s shareholders other than Comverse.  A copy of the written opinion rendered by Duff & Phelps to the board, setting forth the procedures followed, the matters considered and the assumptions made by Duff & Phelps in arriving at its opinion, is attached as Annex D to this proxy statement and is hereby incorporated in this proxy statement by reference.  Shareholders are urged to read this opinion in its entirety.  The fairness opinion does not opine as to the contingent dividend.  Our board of directors was aware that Duff & Phelps would become entitled to certain fees upon informing us that it was prepared to deliver its opinion.  Pursuant to the engagement letter with Duff & Phelps, no portion of these fees is refundable or contingent upon the consummation of a transaction or the conclusion reached in the opinion.  You should read the section entitled “The Merger—Opinion of Duff & Phelps, LLC” for a discussion of the fees payable to Duff & Phelps.

• Terms of the Merger Agreement.  The board of directors considered the fact that the terms of the merger agreement were determined through arm’s-length negotiations between the Company and its advisors, on the one hand, and the Platinum acquisition companies and their legal advisors, on the other hand.  Among other provisions of the merger agreement considered important by the board of directors were:

•
the “fiduciary out” provisions that permit the board of directors, upon payment of a $1.3 million termination fee to terminate the merger agreement to pursue an unsolicited takeover proposal that the board of directors determines in good faith, after consultation with its legal and financial advisors, is necessary in order for the board of directors to comply with its fiduciary duties under applicable law and that such proposal is a superior proposal;

•
the fact that Comverse, rather than the Company, would pay up to an additional $1.2 million in termination fees above the $1.3 million fee payable by the Company, in order to reach the aggregate $2.5 million termination fee required by the Platinum acquisition companies as a condition to entering into the merger agreement;

•
the fact that the merger agreement would not force the Company to hold its special meeting of shareholders if an adverse change to the board of director’s recommendation of the merger agreement were to occur;

•
the fact that in the event the shareholder vote required to approve the merger were not obtained, Comverse rather than the Company, would pay the additional amount of up to $1.0 million in the aggregate in order to reach the minimum amount of expense reimbursements required by the Platinum acquisition companies as a condition to entering into the merger agreement;

•	the fact that the holders of a majority of the shares of Ulticom common stock not owned by Comverse, the Company, or their respective officers and directors must vote to approve the merger;

•
the fact that the shares of Ulticom common stock held by Comverse would only be purchased in the share purchase agreement, rather than be subject to the merger agreement, and thus, although eligible to receive up to the same per share consideration to be received by other Company shareholders, the consideration to be paid for such shares of Ulticom common stock held by Comverse would be subject to deferral and reduction if the Company’s revenues do not meet targeted levels in the 24 months subsequent to the closing date;

•	the fact that all shareholders would receive a pro rata portion of the $64.0 million contingent dividend contemplated by the terms of the merger agreement; and

•
the fact that Platinum’s holding company would not be entitled to terminate the merger agreement in exchange for a “reverse break-up fee” as liquidated damages and that the Company would be entitled to specifically enforce Platinum acquisition companies’ obligations to consummate the transactions contemplated by the merger agreement and to enforce Platinum’s equity commitment letter.

• Likelihood of Success.  The board of directors considered the likelihood of satisfaction of all conditions to consummation of the merger and the likelihood of obtaining required regulatory approval.

• Economic Climate.  The board of directors considered the current regional, national and international economic climate and the substantial challenges the board of directors believes are still present in the telecommunications sector.

• Additional Interests.  The board of directors was aware of the additional interests of our officers and directors in the merger, as discussed in this proxy statement in the section entitled “The Merger—Interests of Ulticom’s Directors and Executive Officers in the Merger.”

The board of directors has also considered certain negative factors concerning the merger, including the following:

•
the fact that our shareholders will generally be required to pay taxes on any gains that result from their receipt of the cash consideration in the merger and the risk that a portion of the consideration payable to the shareholders not affiliated with Comverse could be characterized as ordinary income;

•
the fact that our shareholders will have no continuing equity interest in the Company following the proposed transaction and therefore will not participate in any potential future growth or earnings or any potential future transaction that might occur at a later time if the Company remained public and was able to benefit from an improved economic climate, investments in new products or acquisitions;

•	the restrictions that the merger agreement imposes on soliciting competing acquisition proposals;

•
the existence of a $1.3 million termination fee, payable by the Company in certain circumstances in accordance with the terms of the merger agreement that would make it more costly for another potential purchaser to acquire the Company, and could deter competing third party offers to acquire the Company;

•	the requirement that the Company reimburse the Platinum acquisition companies for their out-of-pocket expenses up to $600,000 if we do not receive the requisite shareholder approval to the merger; and

•
the risks and costs to the Company if the merger is not consummated, including the diversion of the attention of management and employees and the potential disruptive effect on business and customer relationships.

The board of directors believes that, overall, the potential benefits of the merger to the Company’s shareholders outweigh the risks and the merger provides the maximum value to our shareholders.  In analyzing the merger, the Company’s management and the board of directors were assisted and advised by the Company’s financial advisors, the Company’s general outside legal counsel and New Jersey counsel, and the legal counsel to our independent directors, who reviewed various financial, legal, and other considerations in addition to the terms of the merger agreement.

The foregoing discussion of factors considered and evaluated by the board of directors is not intended to be exhaustive, but includes the material factors considered.  In view of its many considerations, the board of directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the various individual factors considered.  In addition, individual members of the board of directors may have given different weights to the various factors considered.  After weighing all of these considerations, the board of directors unanimously resolved to approve the terms of the merger agreement and the merger and has determined that the merger consideration to be received by our shareholders in the merger for their shares of Ulticom common stock, other than the shares of Ulticom common stock held by Comverse (which shall be purchased by Platinum’s holding company prior to the merger and cancelled in the merger), is fair to and in the best interests of such shareholders.

Opinion of Duff & Phelps, LLC

Ulticom engaged Duff & Phelps to serve as an independent financial advisor to our board of directors and to provide an opinion as to the fairness, from a financial point of view, to the Company’s shareholders other than Comverse, of the consideration to be received by such shareholders in the merger.  In connection with the merger, holders of the outstanding shares of Ulticom common stock other than Comverse will receive the merger consideration.  The consummation of the merger is conditioned on, among other things, the payment of the contingent dividend.  The contingent dividend has been declared by the Company’s board of directors and the payment of the contingent dividend will be subject to (1) satisfaction of the closing conditions of the merger and the share purchase agreement and (2) the receipt by the board of directors of the Company of a reaffirmation, dated as of the payment date of the contingent dividend, of the solvency opinion rendered by Duff & Phelps.

Ulticom selected Duff & Phelps because Duff & Phelps is a leading independent financial advisory firm, offering a broad range of valuation, investment banking and consulting services, including fairness and solvency opinions, mergers and acquisitions advisory, mergers and acquisitions due diligence services, financial reporting and tax valuation, fixed asset and real estate consulting, ESOP and ERISA advisory services, legal business solutions and dispute consulting.  Duff & Phelps is regularly engaged in the valuation of businesses and securities and the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions.

On October 11, 2010, Duff & Phelps rendered its oral opinion to Ulticom’s board of directors, which was subsequently confirmed in a written opinion dated October 11, 2010, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein (collectively referred to as the fairness opinion), as of October 11, 2010, the merger consideration is fair, from a financial point of view, to the Company’s shareholders other than the Company’s controlling shareholder, Comverse.

The fairness opinion is directed to Ulticom’s board of directors and addresses only the fairness to the Company’s shareholders other than the Company’s controlling shareholder, Comverse, from a financial point of view, of the merger consideration.  The fairness opinion is not a recommendation as to how any shareholder should vote or act with respect to any matters relating to the merger or any related transaction.  Further, the fairness opinion does not in any manner address Ulticom’s underlying business decision to engage in the merger versus any alternative strategy or transaction.  The decision as to whether to approve the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the fairness opinion is based.  The fairness opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party or any rights of any kind in favor of any third party.

The following is a summary of the material analyses performed by Duff & Phelps in connection with rendering its fairness opinion.  Duff & Phelps noted that the basis and methodology for the fairness opinion have been designed specifically for this purpose and may not translate to any other purpose.  While this summary describes the analysis and factors that Duff & Phelps deemed material in its presentation and fairness opinion to the Ulticom board of directors, it does not purport to be a comprehensive description of all analyses and factors considered by Duff & Phelps.  The fairness opinion is based on the comprehensive consideration of the various analyses performed.  This summary is qualified in its entirety by reference to the full text of the fairness opinion.

In arriving at its fairness opinion, Duff & Phelps did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.  Several analytical methodologies were employed by Duff & Phelps in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps.  Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.  Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses or subsets of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its fairness opinion.  The conclusion reached by Duff & Phelps, therefore, is based on the application of Duff & Phelps’ own experience and judgment to all analyses and factors considered by Duff & Phelps, taken as a whole.

In connection with preparing the fairness opinion, Duff & Phelps made such reviews, analyses and inquiries as Duff & Phelps deemed necessary and appropriate under the circumstances, including, but not limited to, the following:

•	Discussed the operations, financial condition, future prospects and projected operations and performance of the Company and the merger with the management of the Company;

•
Reviewed certain publicly available financial statements and other financial and operating data concerning the Company, which the Company has identified as being the most current financial statements available;

•	Reviewed certain financial forecasts prepared by the management of the Company;

•	Reviewed a draft of the merger agreement dated October 4, 2010;

•
Received information from certain officers of the Company who have responsibility for financial and accounting matters that all material contingent liabilities of the Company are disclosed in a management representation letter dated October 11, 2010 (referred to as the management representation letter) provided to Duff & Phelps;

•
Received information from certain officers of the Company who have responsibility for legal affairs of the Company to the effect that there is no litigation other than that identified in the management representation letter to which the Company is currently a party nor, to the best of their knowledge, any claims or causes of action that are probable of legal assertion against the Company and that in each case would be reasonably likely to have a material adverse effect on the assets, financial condition, business or prospects of the Company;

•
Considered information regarding a process the Company has undertaken through its financial advisor, Morgan Keegan, to identify potential financial or strategic investors that may have an interest in a transaction with the Company;

•	Compared the financial performance of the Company with certain other publicly traded companies that Duff & Phelps deemed relevant;

•	Compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions that Duff & Phelps deemed relevant; and

•	Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

•	In its review and analysis, and in arriving at its fairness opinion, Duff & Phelps, with the Company’s consent:

•
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

•
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

•	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•	Assumed that information supplied to Duff & Phelps and representations and warranties made in the merger agreement are substantially accurate;

•
Assumed that all of the conditions required to consummate the merger will be satisfied and that the merger will be completed in accordance with the merger agreement without any amendments thereto or any waivers of any terms or conditions thereof;

•
Relied upon the fact that the board of directors and the Company have been advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken; and

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company.

In its analysis and in connection with the preparation of its fairness opinion, Duff & Phelps also made numerous assumptions with respect to industry performance, regulatory and general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger.  To the extent that any of the foregoing assumptions or any of the facts on which the fairness opinion is based proves to be untrue in any material respect, Duff & Phelps has advised Ulticom’s board of directors that the fairness opinion cannot and should not be relied upon.

In rendering its fairness opinion, Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of Ulticom’s solvency, or any specific assets or liabilities (contingent or otherwise).  The Duff & Phelps fairness opinion should not be construed as a valuation opinion, credit rating, solvency opinion, or analysis of Ulticom’s creditworthiness, as tax advice or as accounting advice.  Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering its fairness opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any transaction expenses or compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the merger, or with respect to the fairness of any such transaction expenses or compensation.

Duff & Phelps has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of Ulticom, or any alternatives to the merger, (b) negotiate the terms of the merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from

Ulticom’s perspective, that could, under the circumstances, be negotiated among the parties to the merger agreement, or (c) advise Ulticom’s board of directors or any other party with respect to alternatives to the merger.  In addition, Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s common stock after announcement of the merger.

Duff & Phelps prepared its fairness opinion as of October 11, 2010.  The fairness opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its fairness opinion coming or brought to the attention of Duff & Phelps after the date of the fairness opinion.

Summary of Financial Analyses by Duff & Phelps

For the purpose of determining whether the merger consideration was fair, from a financial point of view, to the Company’s shareholders other than the Company’s controlling shareholder, Comverse, Duff & Phelps relied on several generally accepted valuation techniques, including a calculation based on discounted cash flow, and valuation multiples determined based on an analysis of selected public companies and selected mergers and acquisition transactions.  While Duff & Phelps reviewed the trading volume and trading price history of Ulticom’s common stock, it did not rely on this data as a material valuation indication due to the limited historical trading volume of the shares relative to the Company’s total shares outstanding and the public float.

The following is a summary of the material financial analyses applied by Duff & Phelps in connection with providing its fairness opinion to the board of directors.

Discounted Cash Flow Analysis

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset.  “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other factors.

Duff & Phelps performed its discounted cash flow analysis by adding (1) the present value of projected “free cash flows” for Ulticom for the fiscal years ending 2010 through 2019 to (2) the present value of the “terminal value” for Ulticom as of 2019.  “Free cash flow” is defined as cash that is available to either reinvest or to distribute to debt and equity securityholders and “terminal value” refers to the value of all future free cash flows from an asset at a particular point in time.

The projected financial information that Duff & Phelps used in its discounted cash flow analysis is based on financial forecasts and estimates provided by Ulticom’s management and was adjusted by Duff & Phelps to reflect projected annual public company cost savings of approximately $1.0 million beginning in 2012 and grown at projected inflation throughout the projection period.  Duff & Phelps assumed a half year of public company cost savings in 2011.  These projections involve numerous and significant subjective determinations which may or may not prove to be correct or complete.  No representation or warranty, express or implied, is made as to the accuracy or completeness of such projections and none of these projections should be relied upon as a representation, warranty or guaranty, whether as to the present or the future.

The projected revenues and EBITDA provided by the Company and used by Duff & Phelps are presented under the section titled “Projected Financial Information,” on page 27 of this proxy statement.

Duff & Phelps calculated the projected free cash flows for Ulticom for fiscal years 2010 through 2019 based on its projected net operating profit after tax, plus depreciation, less increases in net working capital, less capital expenditures.  Duff & Phelps also calculated a terminal value for Ulticom as of 2019 by applying a generally accepted present value perpetuity formula, the Gordon growth method.

Finally, Duff &Phelps discounted the projected free cash flows and the terminal value for Ulticom to their respective present value equivalents using cost of capital assumptions ranging from 20.0% to 22.0%.

The foregoing discounted cash flow analysis indicated a range of enterprise values for Ulticom of $11.0 million to $12.5 million.  Duff & Phelps added the present value of a tax refund to be received by the Company of approximately $4.0 million to arrive at an adjusted enterprise value range of approximately $15.0 million to $16.5 million.

Selected Public Companies/Selected Merger and Acquisition Transactions Analysis

The selected public company analysis is based upon a comparison of Ulticom to other publicly traded companies whose stocks are actively traded and whose market based valuation multiples may be used to provide indications of value for comparable companies.  As part of this analysis, Duff & Phelps identified six publicly-traded companies that share many of the same operating characteristics and are affected by many of the same economic forces as Ulticom, and which Duff & Phelps considered to be reasonably comparable to Ulticom in terms of investment risks and attributes, as well as products provided and markets served.

Duff & Phelps also identified 13 recent merger and acquisition transactions involving target companies operating in the prepackaged software industry, and derived implied valuation multiples for the targets in those transactions.

None of the companies utilized for comparative purposes in this analysis are identical to Ulticom.  Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected companies and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Ulticom.

Relevant market data for the six public companies used in the selected public company portion of the analysis is summarized in the table below:

Market Data			Enterprise Value as a Multiple of
Company Name	Stock Price on 10/04/10	EV	LTM EBITDA	2010 EBITDA	2011 EBITDA	LTM Revenue	2010 Revenue	2011 Revenue
Tekelec	$12.85	$653	5.0x	7.4x	7.1x	1.41x	1.48x	1.38x
Interphase Corp.	1.87	2	NM	NA	NA	0.14	NA	NA
8X8 Inc.	2.26	126	22.1	16.9	10.5	1.94	1.79	1.59
Sonus Networks, Inc.	3.59	635	23.3	35.5	29.7	2.56	2.62	2.41
Audiocodes Ltd.	3.77	117	9.3	NA	NA	0.85	0.8	0.74
Openwave Systems Inc.	1.68	35	3.7	2.5	1.4	0.19	0.21	0.19

Highest		$653	23.3x	35.5x	29.7x	2.56x	2.62x	2.41x
Lowest		2	3.7	2.5	1.4	0.14	0.21	0.19
Mean		261	12.7	15.6	12.2	1.18	1.38	1.26
Median		121	9.3	12.1	8.8	1.13	1.48	1.38

	Revenue Growth (%)			EBITDA Growth (%)			EBITDA Margin (%)
Company Name	LTM	2010	2011	LTM	2010	2011	LTM	2010	2011
Tekelec	1.6	-6.1	7.6	22.4	-28.8	4	27.9	20.1	19.4
Interphase Corp.	-41.8	NA	NA	NM	NA	NA	-53.3	NA	NA
8X8 Inc.	1.1	10.6	12.5	NM	43.9	61.2	8.8	10.6	15.2
Sonus Networks, Inc.	-2.3	6.5	9	NM	17.3	19.6	11.0	7.4	8.1
Audiocodes Ltd.	-5.2	16.0	7.8	34.6	NA	NA	9.2	NA	NA
Openwave Systems Inc.	-4.4	-7.2	6.9	-13.2	48.2	73.3	5.2	8.3	13.5

Highest (%)	1.6	16	12.5	34.6	48.2	73.3	27.9	20.1	19.4
Lowest (%)	-41.8	-7.2	6.9	-13.2	-28.8	4.0	-53.3	7.4	8.1
Mean (%)	-8.5	4.0	8.8	14.6	20.2	39.5	1.5	11.6	14.1
Median (%)	-3.3	6.5	7.8	22.4	30.6	40.4	9.0	9.5	14.4

Relevant market data for the 13 target companies in the merger and acquisition transactions used in the selected merger and acquisition transactions portion of the analysis is summarized in the table below:

Date Announced	Acquirer Name	Target Name	Enterprise Value	LTM Revenue	LTM EBITDA	EV/LTM Revenue
Jun-10	TEOCO Corporation	TTI Team Telecom International Ltd.	39	43	4	0.93x
May-10	Veraz Networks, Inc	Dialogic Corporation	111	NA	NA	NA
Oct-09	cVidya Networks Inc.	Ectel Ltd.	10	18	(5)	0.54x
Sep-09	KDDI Corporation	DMX Technologies Group Limited	257	183	20	1.41x
Sep-09	Smith Micro Software Inc.	Core Mobility, Inc.	20	NA	NA	NA
Dec-08	Tecnomen Corporation	Lifetree Convergence Ltd.	25	11	NA	2.20x
Oct-08	Tekelec International, SPRL	mBalance BV	42	NA	NA	NA
Sep-08	Dialogic Corporation	NMS Communications Corporation	28	59	NA	0.48x
Jul-08	Ariston Global Holding LLC	ACE*COMM Corporation	20	16	(3)	1.22x
Jun-08	Purple Labs, S.A.	Openwave Systems Inc., Mobile Phone Client Software Business	32	47	NA	0.67x
Jun-08	Lucent Technologies Inc.	Motive, Inc.	48	73	(10)	-13.3%
Apr-08	Enea AB	Netbricks SAS	3	3	NA	NA
Apr-08	Comptel Corporation	Axiom Systems Limited	7	8	NA	NA

Duff & Phelps used the selected public company and selected merger and acquisition transactions multiples as data points in determining the appropriate valuation multiples to use in its analysis.

Duff & Phelps considered several key business and financial factors in the selection of the valuation multiples, including:

•	Ulticom’s historic and projected margins are below those of its competitors;

•	Ulticom has recently experienced multiple years of negative revenue growth;

•	Ulticom’s projected revenue growth is at the low end of the peer group; and

•	Ulticom’s projected 2010 EBITDA is negative.

Based on the foregoing, Duff & Phelps selected revenue and EBITDA multiples at the low end of those observed in its public companies/selected merger and acquisition transactions analysis.  Duff & Phelps utilized a projected 2010 and 2011 revenue multiple range of 0.30x to 0.40x and projected 2011 EBITDA multiple range of 3.5x to 4.5x and applied this range of multiples to Ulticom’s projected revenue and EBITDA for 2010 and 2011.

The foregoing selected public companies/selected merger and acquisition transactions analysis indicated a range of values for Ulticom of $11.0 million to $15.0 million. Duff & Phelps added the present value of a tax refund to be received by the Company of approximately $4.0 million to arrive at an adjusted enterprise value range of approximately $15.0 million to $19.0 million.

Summary of Analyses

Based on the ranges of value derived from its discounted cash flow analysis and its selected public companies/selected merger and acquisition transactions analysis, Duff & Phelps concluded that the adjusted enterprise value range of Ulticom is approximately $15.0 million to $17.8 million.  The equity value range for the Company was determined by adding an estimated net cash balance of approximately $10.0 million, resulting in a range of values of $25.0 million to $27.8 million.  The implied price per share range of $2.25 to $2.50 was calculated by dividing the indicated equity value range by the Company’s shares outstanding of approximately 11,133,221.  The merger consideration of $2.33 per share falls within the per share value derived in Duff & Phelps analysis.

Duff & Phelps’ fairness opinion and financial analyses were only one of the many factors considered by Ulticom’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of its board of directors.

Fees and Expenses

The Duff & Phelps engagement letter with Ulticom, dated August 5, 2010, provides that, for its services, Duff & Phelps is entitled to receive a fee of $125,000 from Ulticom, which is due and payable as follows: $62,500 upon execution of the engagement letter and $62,500 upon informing the company that it was prepared to deliver its opinion.  Pursuant to the engagement letter with Duff & Phelps, no portion of the fees paid to Duff & Phelps is refundable or contingent upon the consummation of a transaction or the conclusion reached in the opinion.  The engagement letter also provides that Duff & Phelps will be paid additional fees at its standard hourly rates for any time incurred should Duff & Phelps be called upon to update its analysis, support its findings subsequent to the delivery of the fairness opinion, or assist in the preparation of or review of relevant sections of required SEC disclosures, proxy materials, or other documents associated with the merger.  In addition, Ulticom has agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses and to indemnify Duff & Phelps and certain related persons against liabilities arising out of Duff & Phelps’ service as a financial advisor to the board of directors of Ulticom.

Other than the preparation of the fairness opinion in connection with the merger, Duff & Phelps has provided Ulticom with a solvency opinion related to the contingent dividend.  Duff & Phelps has also provided Ulticom with services prior to these engagements.

Projected Financial Information

Ulticom’s senior management does not make publicly available detailed projections for extended periods due to the unpredictability of the underlying assumptions and estimates.  However, certain financial forecasts were prepared by our senior management and made available to Duff & Phelps and Platinum in connection with their consideration of the merger.  We have included the material projections in this proxy statement to provide our shareholders access to certain nonpublic information considered by Platinum and/or the board of directors for purposes of considering and evaluating the merger.  The inclusion of this information should not be regarded as an indication that any of Duff & Phelps, Platinum or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to Ulticom’s business, many of which are beyond Ulticom’s control.  These projections were, in general, prepared solely for internal use and are subjective in many respects; they are susceptible to interpretations and periodic revision based on actual experience and business developments.  As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.  Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year.  The projections were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.  Neither Ulticom’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.  Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Ulticom has made publicly available its actual results of operations for the quarter and six months ended July 31, 2010.  You should review Ulticom’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2010 to obtain this information.  You should also read the section entitled “Where You Can Find More Information.”  Readers of this proxy statement are cautioned not to place undue reliance on the projections set forth below.  No one has made or makes any representation to any shareholder regarding the information included in these projections.

The inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such.  Except as required by applicable securities laws, Ulticom does not intend to update, or otherwise revise the material projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.  These projections do not give effect to the merger.

The projections are summarized below (in thousands):

	Estimate Fiscal Year 2010	Estimate Fiscal Year 2011	Estimate Fiscal Year 2012	Estimate Fiscal Year 2013
Revenue	$ 37,620	$ 38,600	$ 39,000	$ 41,725
EBITDA	$ 675	$ 2,865	$ 2,457	$ 3,944

Interests of Ulticom’s Directors and Executive Officers in the Merger

In considering the recommendation of the Ulticom board of directors that you vote to adopt the merger agreement and approve the merger, you should be aware that Ulticom’s executive officers and directors have economic interests in the merger that are different from, or in addition to, those of Ulticom’s shareholders generally.  The Ulticom board of directors was aware of and considered these interests, among other matters, in reaching its decisions to adopt and approve the merger agreement, the merger and the transactions contemplated by the merger agreement.

Interests of Comverse Directors.  Our board of directors consists of nine members, a majority of which are Comverse employees.  In connection with the merger agreement, Comverse has entered into a share purchase agreement and a voting and support agreement with the Platinum acquisition companies.  Pursuant to the voting and support agreement, Comverse has agreed, among other things, to vote the shares of Ulticom common stock beneficially owned by it, constituting approximately 66.3% of our issued and outstanding shares, in favor of the approval and adoption of the merger agreement, the merger, and each of the other actions contemplated by the merger agreement.  In addition, Comverse will not receive the merger consideration but will receive a lesser amount of cash consideration per share at closing than our public shareholders and will be obligated to pay a termination fee if the merger agreement is terminated under certain circumstances.  See “The Share Purchase Agreement” and “The Voting and Support Agreement” sections of this proxy statement.  Accordingly, our board members who are Comverse employees have interests in the merger agreement that may be different from, or in addition to, the interests of our shareholders (other than Comverse) generally.

Acceleration of Vesting Upon a Change in Control.  Restricted stock held by our executive officers will become fully vested, and all restrictions on or conditions to such awards shall lapse, as applicable, as of the effective time of the merger as required by the terms of the merger agreement.  In addition, the deferral periods of deferred stock held by our independent directors will lapse, as of the effective time of the merger as required by the terms of the merger agreement.

Change in Control Agreements.  Shawn K. Osborne, Ulticom’s President and Chief Executive Officer, is a party to an employment agreement with Ulticom, and each of Mark A. Kissman, James Johnston, Jamie McArdle and Shila Roohi are parties to Change of Control Termination Protection Agreements.  Each of these agreements provides severance and other benefits in the event of qualifying separations from service in connection with or following consummation of the merger.  All of the agreements that provide for severance payments following termination in connection with a change in control are structured as “double triggers” which means that such payments would only be made if Ulticom terminates the employment of such officer in connection with or following a change in control.

Severance Benefits.

•
Mr. Shawn K. Osborne:  If Mr. Osborne’s employment is terminated by Ulticom at any time during the period beginning 60 days before and ending 1 year after a “Change of Control” (as such term is defined in Mr. Osborne’s employment agreement), Mr. Osborne would be entitled to receive (1) a lump-sum payment of an amount equal to 1.5 times the sum of (A) Mr. Osborne’s then-applicable annual base salary and (B) the target bonus in the year in which Mr. Osborne’s employment terminates; (2) a pro-rata share of the target bonus for the year in which he was employed; and (3) health benefits for 18 months.

•
Messrs. Kissman, Johnston and McArdle and Ms. Roohi:  If terminated within 12 months immediately following a “Change of Control,” (as such term is defined in the Change of Control Termination Protection Agreements), or if terminated within 60 days prior to a “Change of Control” in connection with or in anticipation of a “Change of Control,” the executive would receive (1) medical benefits for 1 year; and (2) a cash lump sum equal to: (x) 1 times base salary and (y) the executive’s target bonus multiplied by a fraction, the numerator of which shall equal the number of days the executive was employed by Ulticom in the fiscal year in which the termination occurs and the denominator of which shall be 365.

Assuming that the merger was completed and the executive officers were terminated on December 3, 2010, and that the executive officers were entitled to full benefits available under their respective change in control agreements, the executive officers would receive approximately the amounts set forth in the table below.  Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement.  As a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

Name	Salary	Target Bonus	Severance	Pro-Rata Bonus (1)	Accelerated Unvested Equity (2)	Welfare Benefits (3)	Total(4)
Shawn K. Osborne	$325,000	$243,750	$853,125	$204,349	$137,244	$22,683	$1,217,402
Mark A. Kissman	$253,000	$126,500	$253,000	$106,052	$ 65,708	$15,122	$ 439,883
James Johnston	$230,000	$115,000	$230,000	$ 96,410	$ 44,579	$15,122	$ 386,113
Jamie McArdle	$213,000	$127,800	$213,000	$107,141	$ 51,861	$15,122	$ 387,125
Shila Roohi	$200,000	$100,000	$200,000	$ 83,835	$ 42,249	$ 4,921	$ 331,007

1.	Consists of the executive officer’s current year target annual incentive pro-rated to the date of termination (assumed to be December 3, 2010).

2.
Consists of the executive officer’s restricted stock awards, in each case as determined on October 22, 2010, and based on the per share merger consideration of $2.33.  The value of accelerated restricted stock awards is calculated by multiplying the number of unvested shares subject to vesting acceleration by the per share merger consideration.  The exercise price of outstanding option awards will be adjusted to give effect to the payment of the contingent dividend.

3.
The value for each executive officer represents the aggregate amount that Ulticom will reimburse each executive officer for the same level of health coverage and benefits as in effect for the executive officer on the day immediately preceding the date of termination (the date of termination assumed to be December 3, 2010).

4.
Not including payments in connection with the contingent dividend.  In connection with the contingent dividend, each executive officer will be entitled to a cash payment reflecting his pro-rata ownership of our common stock in the following amounts: Shawn K. Osborne - $338,103; Mark A. Kissman - $161,873; James Johnston - $109,823; Jamie McArdle – 127,760; Shila Roohi – 104,083.

Director Awards.  Outstanding equity awards held by our directors will become fully vested and cancelled and converted into the right to receive the merger consideration as of the effective time of the merger in accordance with the provisions of the merger agreement.  At the effective time of the merger, each outstanding stock option, restricted stock award and deferred stock award held by our directors will be treated as described more fully in the section entitled “The Merger Agreement—Treatment of Options, and Other Equity Awards.”

Insurance and Indemnification of Ulticom’s Directors and Officers.  Under the merger agreement, Platinum’s holding company will, for a period of six years after the effective time of the merger, except as otherwise required by any applicable laws, cause the certificate of incorporation and the by-laws of the surviving corporation in the merger to contain provisions with respect to limitations of liabilities and indemnification of a person who is, or at any time prior to the effective time of the merger was, a director or officer of Ulticom or its subsidiaries, no less favorable than those set forth in Ulticom’s certificate of incorporation and by-laws as in effect at the date of the merger agreement, which provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such persons.

In addition, pursuant to the merger agreement, prior to the effective time of the merger, the Company shall obtain as of the effective time of the merger and pay for in full a prepaid “tail” insurance policy with a claims period of at least six years from the effective time of the merger with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred prior to the effective time of the merger with respect to those directors and officers of the Company and its subsidiaries who are currently (and any additional persons who prior to the effective time become) covered by the Company’s directors’ and officers’ liability insurance policy.

Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (each as defined below) of Ulticom common stock whose shares are exchanged for cash in the merger.  This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect.  Any such change could affect the accuracy of the statements and conclusions set forth in this proxy statement.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Ulticom common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•
a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder,” for purposes of this discussion, is a beneficial owner of shares of Ulticom common stock (other than a partnership or other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of Ulticom common stock, the tax treatment of a partner in such entity will generally depend on the status of the partner and the activities of the partnership.  If you are a partner of a partnership holding shares of Ulticom common stock, you should consult your tax advisor.

This discussion assumes that holders hold the shares of Ulticom common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment).  The following discussion does not address all aspects of U.S. federal income tax that might be relevant to holders in light of their particular circumstances, or holders that may be subject to special rules (including, for example, dealers in securities or currencies, traders in securities that are required to use or elect mark-to-market treatment, financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other flow-through entities and their partners or members, certain former U.S. citizens or residents, holders whose functional currency is not the U.S. dollar, holders who hold Ulticom common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired Ulticom common stock pursuant to the exercise of employee stock options or otherwise as compensation.  In addition, the discussion does not address any aspect of non-U.S., state, local, estate, gift or other tax law that may be applicable to a holder or the tax consequences of any transactions effected before, after or at the same time as the merger (whether or not in connection with the merger).

Holders should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the receipt of cash in exchange for Ulticom common stock pursuant to the merger.

U.S. Holders
The receipt of cash in exchange for shares of Ulticom common stock in the merger will be a taxable transaction for U.S. federal income tax purposes.  In general, a U.S. holder who receives cash in exchange for shares of Ulticom common stock pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the holder’s adjusted tax basis in such shares.  Except as noted below, such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger.  Long-term capital gains of non-corporate U.S. holders, including individuals, are generally eligible for reduced rates of federal income taxation under current law.  The deductibility of capital losses is subject to limitations.  If a U.S. holder acquired different blocks of Ulticom common stock at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of Ulticom common stock.  Holders who own separate blocks of Ulticom common stock should consult their own tax advisors with respect to these rules.

Pursuant to the share purchase agreement, Comverse may receive less per share of Ulticom common stock than the merger consideration.  Accordingly, it is possible that a portion of the merger consideration may be treated as ordinary income.  The taxation of any such portion of the merger consideration is uncertain.  U.S. holders are encouraged to consult their tax advisors regarding this potential treatment.

Backup withholding may apply to cash payments to which a U.S. holder is entitled under the merger agreement, unless such shareholder (1) provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other shareholders), certifies under penalty of perjury that such number is correct, and otherwise complies with the backup withholding rules or (2) otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.  Cash received by a U.S. holder pursuant to the merger may also be subject to information reporting unless an exemption applies.

Non-U.S. Holders
Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
the non-U.S. holder owns, directly or indirectly, more than 5% of the shares of Ulticom common stock and Ulticom is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the shorter of (i) such non-U.S. holder’s holding period and (ii) the five-year period ending on the date of the exchange of such shares in the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates unless an applicable income tax treaty provides otherwise.  If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to thirty percent (30%) of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.  An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat thirty percent (30%) tax on the gain derived from the merger, which may be offset by U.S. source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Ulticom does not believe it will be treated as a U.S. real property holding corporation.  However, if Ulticom is treated as a U.S. real property holding corporation and the non-U.S. holder owns, directly or indirectly, more than 5% of the shares of Ulticom common stock, then the gain recognized by the non-U.S. holder on the receipt of cash in the merger would be treated as effectively connected with a U.S. trade or business and would be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates.

Pursuant to the share purchase agreement, Comverse may receive less per share of Ulticom common stock than the merger consideration.  Accordingly, it is possible that a portion of the merger consideration may be treated as ordinary income.  The taxation of any such portion of the merger consideration to non-U.S. holders is uncertain.  Non-U.S. holders are encouraged to consult their tax advisors regarding this potential recharacterization.

Backup withholding may apply to the cash received by a non-U.S. holder in the merger unless such holder certifies under penalty of perjury that it is a non-U.S. holder or otherwise establishes an exemption from backup withholding in a manner satisfactory to the relevant withholding agent.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.  Cash received pursuant to the merger may also be subject to information reporting unless an exemption applies.

Financing

The consummation of the merger is not conditioned on Platinum’s holding company obtaining financing.  Platinum’s holding company has delivered to the Company an executed commitment letter, dated as of October 12, 2010 (referred to as the equity commitment letter), from Platinum, which we are entitled to enforce pursuant to the terms of the equity commitment letter and the merger agreement.  Pursuant to the merger agreement, the Platinum acquisition companies agree not to permit any material amendment or material modification to be made to the equity commitment letter (unless such amendment or modification is approved in writing by Ulticom) and to use their reasonable best efforts to comply with all obligations and satisfy all conditions under the equity commitment letter that are within their control or their affiliates’ control and to use reasonable best efforts to obtain and consummate the equity financing contemplated by the equity commitment letter as promptly as possible.

Regulatory Approvals

The merger may not be completed until the German antitrust approval is obtained.  The parties to the merger agreement undertook to cooperate and take all actions, including preparing and filing promptly all documentation with the German Federal Cartel Office (Bundeskartellamt), required to obtain the German antitrust approval.

While we believe that we will receive the German antitrust approval, there can be no assurance that a challenge to the merger on antitrust grounds will not be made, or, if a challenge is made, of the result of such challenge.  Similarly, there can be no assurance that Ulticom and Platinum’s holding company will obtain the German antitrust approval or that the granting of this approval will not involve the imposition of conditions to the consummation of the merger or require changes to the terms of the merger.  These conditions or changes could result in the conditions to the merger not being satisfied prior to the outside termination date for the merger of February 14, 2011 (described more fully in the section entitled “The Merger Agreement—Termination of the Merger Agreement”) or at all.  Under the terms of the merger agreement, Platinum acquisition companies shall not be required to make any material monetary expenditure, commence or be a plaintiff in any legal proceeding, or offer or grant any material accommodation (financial or otherwise) to any person, including any governmental authority.  In addition, pursuant to the merger agreement, none of Platinum’s holding company, the Company or the surviving corporation in the merger (or any of their subsidiaries or affiliates) shall in any event be required to hold separate or otherwise agree to any material restrictions on, sell, divest or dispose of any assets or businesses, including any assets or business to be acquired pursuant to the merger agreement, in connection with obtaining any approval under any laws that may be asserted by any U.S. federal, state, local or foreign antitrust or competition governmental authority.

Litigation Related to the Merger

On October 14, 2010, a purported shareholder class action was filed in the Superior Court of New Jersey, Chancery Division, Burlington County, entitled Greenbaum v. Ulticom, Inc. et al., No. c 86-10, against Ulticom, Platinum, the Platinum acquisition companies and Ulticom’s board of directors.  The complaint alleges that Ulticom’s directors breached their fiduciary duties by failing to ensure that shareholders will receive maximum value for their shares in connection with the proposed merger and that Platinum aided and abetted such breaches of fiduciary duty.  The action seeks, among other things, injunctive relief, rescission and attorneys’ fees and costs.  We intend to vigorously defend this action.

The Contingent Dividend

As contemplated by the merger agreement, our board of directors has declared a contingent cash dividend of $5.74 per share, which in the aggregate amounts to $64.0 million.  The contingent dividend is payable prior to the consummation of the share purchase agreement (the payment date of the contingent dividend is referred to as the dividend payment date) to the holders of record of issued and outstanding shares of our common stock on November 24, 2010, including without limitation holders of deferred stock and restricted stock in accordance with the terms of the applicable award agreements.

The payment of the contingent dividend is subject to the following conditions:

•
satisfaction of all conditions to closing under the share purchase agreement (other than those conditions that by their nature are to be satisfied at the closing) and which is described more fully in the section entitled “Share Purchase Agreement—Conditions to Share Purchase.”

•
satisfaction of all conditions to closing under the merger agreement (other than the consummation of the Comverse share purchase, the payment of the contingent dividend and those conditions that by their nature are to be satisfied at the closing) and which is described more fully in the section entitled “The Merger Agreement—Conditions to the Merger.”

•
the delivery to the board of directors of a “bring-down” certificate of the solvency opinion of Duff & Phelps to the effect that as of the dividend payment date and after giving effect to the contingent dividend: (1) the fair valuation and present fair saleable value of the Company’s assets will exceed its liabilities, including all contingent and other liabilities; (2) the Company will not have an unreasonably small amount of capital for the businesses in which it is engaged or in which Company management has indicated it intends to engage; and (3) the Company will be able to pay its debts and liabilities, including (A) all liabilities contingent or otherwise, as they mature and become due, and (B) all debts as they become due in the usual course of the Company’s business.

The Company understands that pursuant to NASD Rule 11140, buyers of Ulticom common stock in trades executed on The NASDAQ Global Market after the record date and prior to the next trading day after the dividend payment date (referred to as the ex-dividend date) will be entitled to receive the contingent dividend.  Accordingly, we anticipate that the ex-dividend date will be the day after the dividend payment date and that our stock will continue to trade with the right to receive the contingent dividend after the record date.

Certain U.S. Federal Income Tax Consequences of the Contingent Dividend.  The contingent dividend will be treated as a dividend for federal income tax purposes to the extent of Ulticom’s current or accumulated earnings and profits, as determined under the Internal Revenue Code of 1986, as amended, or the Code, for the taxable year in which the contingent dividend is paid.  Ulticom has no accumulated earnings and profits and does not expect to have any current earnings and profits for the taxable year.  The final determination of the portion, if any, of the contingent dividend that will be treated as a dividend for federal income tax purposes will not be known until after the end of Ulticom taxable year.  Any portion of the contingent dividend treated as a dividend for federal income tax purposes will be subject to a maximum U.S. federal income tax rate of 15% for non-corporate U.S. holders if paid prior to January 1, 2011 and certain holding period and other applicable requirements are met.  Any portion of the contingent dividend not treated as a dividend for federal income tax purposes will be treated first as a return of capital up to each holder’s basis in its shares of Ulticom common stock, with any remainder treated as a capital gain.

Non−U.S. holders of Ulticom common stock will generally be subject to withholding on the gross amount of the contingent dividend at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Because individual tax circumstances vary, you should consult your own tax advisor as it relates to your particular tax situation.

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document.  This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you.  We encourage you to read carefully the merger agreement in its entirety.

The Merger

The merger agreement provides that, subject to the terms and conditions of the merger agreement and in accordance with the relevant provisions of the New Jersey Business Corporation Act, at the effective time of the merger, Platinum merger subsidiary will be merged with and into Ulticom, the separate corporate existence of Platinum merger subsidiary will cease, Ulticom will continue as the surviving corporation and will become, as a result of the merger, a wholly owned subsidiary of Platinum’s holding company.

The merger will become effective upon the filing of the certificate of merger with the New Jersey Department of the Treasury, Division of Revenue, Business Service Bureau, or at such later time as the parties agree and is specified in the certificate of merger.  The parties currently expect the merger to be completed in the fourth fiscal quarter of 2010.  However, the parties cannot predict the exact timing of the completion of the merger or whether the merger will be completed at a later time as agreed by the parties or at all.

As of the effective time of the merger, the certificate of incorporation and by-laws of the Platinum merger subsidiary, as in effect immediately prior to the effective time of the merger, shall be the certificate of incorporation and by-laws of the surviving corporation.

The Merger Consideration and the Conversion of Capital Stock

Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, by virtue of the merger and without any action on the part of any holder of shares of Ulticom common stock, Platinum acquisition companies or Ulticom, the following will occur:

•
each share of Ulticom common stock that is issued and outstanding immediately before the effective time of the merger will automatically be cancelled and cease to exist and will be converted into the right to receive $2.33 in cash, without interest, less any applicable withholding of taxes;

•
each share of Ulticom capital stock owned by Ulticom as treasury stock, any shares owned by any subsidiary of Ulticom, any shares owned by the Platinum acquisition companies or any of their respective subsidiaries and any shares owned by Comverse, will automatically be cancelled and no cash or other consideration will be delivered in exchange for such shares; and

•
each share of common stock of Platinum merger subsidiary that is outstanding immediately before the effective time of the merger will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Payment Procedures

At or prior to the effective time of the merger, the Platinum acquisition companies will deposit with a paying agent (to be designated by Platinum’s holding company and reasonably acceptable to Ulticom), an amount of cash equal to the aggregate merger consideration to which the holders of Ulticom common stock outstanding before the effective time of the merger become entitled under the merger agreement.  In addition, promptly after the effective time of the merger, but in no event more than five business days thereafter, the surviving corporation will instruct the paying agent to mail to each person who was, immediately prior to the effective time of the merger, a holder of record of shares of Ulticom common stock, a letter of transmittal and instructions for use in effecting the surrender of certificated shares for cancellation and receiving the merger consideration.  Until so surrendered, each such certificated share will represent, for all purposes, only the right to receive the merger consideration.

Treatment of Options and Other Equity Awards

Stock Options.  Each option outstanding immediately prior to the effective time of the merger (whether or not then vested or exercisable) that represents the right to purchase shares of Ulticom common stock (referred to as an option) will become fully vested immediately prior to the effective time of the merger and terminate and be cancelled at the effective time of the merger.  In consideration of such termination and cancellation, each holder of an option will be entitled to receive, as soon as practicable but in no event later than three business days following the effective time of the merger by the Company, for each share of Company common stock issuable under such option immediately prior to such termination and cancellation, a cash payment in an amount equal to the excess, if any, of (1) the merger consideration over (2) the exercise price payable in respect of such share of Company common stock issuable under such option.  Prior to the effective time of the merger, option exercise prices will be adjusted to give effect to the payment of the contingent dividend.  Any option that has an adjusted exercise price that exceeds the merger consideration will be automatically cancelled without any consideration paid to the holder of such option in respect of such option.

Deferred Stock and Restricted Stock.  Immediately prior to the effective time of the merger, (1) the deferral period with respect to each outstanding deferred stock award representing the right to receive shares of Ulticom common stock at the end of such period and (2) the restricted period and all restrictions and conditions with respect to each issued and outstanding share of common stock subject to a restricted stock award, in each case, will lapse or be deemed satisfied, and each deferred stock and restricted stock award shall be deemed cancelled and terminated and converted into the right to receive from the Company as soon as practicable but in no event later than three business days following the effective time of the merger an amount in cash equal to the merger consideration multiplied by the number of shares of Ulticom common stock formerly represented by such deferred stock or restricted stock award.

Stock Incentive Compensation Plans.  Prior to the effective time of the merger, the board of directors of the Company (or a duly authorized committee thereof) will take all action as is reasonably necessary or appropriate to terminate each of the Ulticom 1998 Stock Incentive Compensation Plan, the Ulticom 2005 Stock Incentive Compensation Plan and the Ulticom 2010 Stock Incentive Compensation Plan.

Shareholders’ Meeting

Pursuant to the terms of the merger agreement, Ulticom has agreed to hold a special meeting of its shareholders (referred to as the shareholders meeting) as soon as practicable following the date that this proxy statement is cleared by the SEC, for the purpose of considering and voting upon the adoption of the merger agreement and the approval of the merger.

Unless the merger agreement is terminated, as described more fully in the section entitled “The Merger Agreement—Termination of the Merger Agreement,” Ulticom has agreed to submit the merger agreement to a vote of Ulticom’s shareholders.  In connection with the shareholders meeting, Ulticom has agreed to use reasonable best efforts to obtain the necessary approvals by its shareholders of the merger agreement and the merger; provided, however, that Ulticom shall not be required to do the foregoing if there shall have been a recommendation change (as described below) and, provided further, that Ulticom may adjourn or postpone the shareholders meeting to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to Ulticom’s shareholders.

Representations and Warranties

The merger agreement contains representations and warranties made by Ulticom and the Platinum acquisition companies.  The assertions embodied in those representations and warranties were made solely for the purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement.  Moreover, these representations and warranties have been qualified by certain disclosures that Ulticom and Platinum acquisition companies have made in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement.  Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or a material adverse effect qualification different from that generally applicable to public disclosures to shareholders.  The representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact.  For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.  The representations and warranties in the merger agreement and the description of them in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings Ulticom publicly files with the SEC.  This description of the representations and warranties is included to provide Ulticom’s shareholders with information regarding the terms of the merger agreement.

In the merger agreement, Ulticom has made representations and warranties to Platinum acquisition companies with respect to, among other things:

•	the due organization, valid existence and good standing of Ulticom and each of its subsidiaries;

•	the full force and effectiveness of, and Ulticom’s and each of its subsidiaries’ compliance with, each of their respective charter documents;

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Ulticom’s capitalization, including the number of outstanding shares of Ulticom common stock and the number of shares of common stock issuable upon the exercise and/or vesting of stock options, deferred stock and restricted stock awards;

•	Ulticom’s ownership of capital stock in its subsidiaries;

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the existence, if any, of any other stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges, preemptive or other rights to purchase or otherwise acquire any shares of capital stock of Ulticom or any of its subsidiaries;

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the power and authority of Ulticom to execute and deliver the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Ulticom;

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the existence, if any, of conflicts with, creation of liens, violations or defaults under Ulticom’s governing documents, applicable laws, or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	the shareholder vote necessary or required to adopt the merger agreement and approve the merger;

•	the approvals (other than shareholder approval), if any, required with respect to the merger;

•	the consents and approvals required from governmental entities with respect to the merger, merger agreement or the other transactions contemplated thereby;

•	Ulticom’s SEC filings, its internal controls and its compliance with NASDAQ rules and regulations;

•	the absence of certain events, changes or occurrences that have had, or would reasonably be expected to have, a material adverse effect on the Company;

•	pending or threatened litigation;

•	compliance with laws and material licenses and permits;

•	Ulticom’s financial statements;

•	the accuracy and compliance with applicable securities laws of the information supplied by Ulticom contained in publicly filed SEC disclosure documents and this proxy statement;

•	tax matters;

•	matters related to Ulticom’s employee benefit plans;

•	labor and employment matters;

•	environmental matters;

•	intellectual property matters;

•	Ulticom’s material contracts;

•	title to the assets and properties of Ulticom;

•	insurance matters;

•	the opinion of Ulticom’s financial advisor;

•	matters with respect to estimated fees payable to advisors in connection with the merger;

•	the inapplicability of state takeover laws to the merger;

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended;

•	compliance with U.S. export and import control Laws;

•	material consent decrees to which Ulticom or any of its subsidiaries is subject;

•	matters with respect to product liability and recalls;

•	the absence of a shareholder rights plan, giving existing shareholders the right to acquire additional capital stock of Ulticom as a result of the merger; and

•	compliance with the New Jersey Business Corporation Act with respect to the payment of dividends.

Many of the representations and warranties in the merger agreement made by Ulticom are qualified by a “materiality” or “Company Material Adverse Effect” standard or qualification (that is, they are not deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect on Ulticom).  For purposes of the merger agreement, “Company Material Adverse Effect,” means any change, event or occurrence which has had or would reasonably be expected to have a material adverse effect on the assets, business, operations, financial condition or results of operations of Ulticom and its subsidiaries taken as a whole or materially impair, prevent or delay the ability of Ulticom to consummate the merger and the other transactions.  None of the following changes, events or occurrences or effects constitute or will be taken into account in determining whether there has been, or whether there would reasonably be expected to be, a Company Material Adverse Effect:

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any changes, events, occurrence or effects generally affecting (1) the industries in which Ulticom or any of its subsidiaries conduct business or (2) the economy, or financial or capital markets in the United States or elsewhere in the world in locations where Ulticom has material operations or sales, including changes in interest or exchange rates or commodities prices;

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any changes, events, occurrence or effects arising out of, resulting from or attributable to (1) changes in law or changes in general legal, regulatory or political conditions, (2) changes in generally accepted accounting principles or in accounting standards, (3) the negotiation, execution, announcement or performance of the merger agreement, the share purchase agreement or the voting and support agreement, including their impact on customers, suppliers, distributors, partners or employees or (4) acts of war, sabotage or terrorism, or any escalation of or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement; or

•	any decline in the market price, or change in trading volume, of the capital stock of Ulticom or any failure to meet publicly announced revenue or earnings projections.

In the merger agreement, Platinum acquisition companies made customary representations and warranties to Ulticom with respect to, among other things:

•	the due incorporation, valid existence and good standing of Platinum acquisition companies;

•	the full force and effectiveness of, and Platinum acquisition companies’ compliance with, their respective charter documents;

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the authority of Platinum acquisition companies to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against each of Platinum’s holding company and Platinum merger subsidiary;

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the existence, if any, of conflicts with, violations or defaults under Platinum’s holding company’s or Platinum merger subsidiary’s governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the availability of financial resources to consummate the merger and lack of a financing condition;

•	matters with respect to fees payable to advisors in connection with the merger;

•	the accuracy and compliance with applicable securities laws of the information supplied by Platinum’s holding company contained in this proxy statement; and

•	their lack of ownership of Ulticom common stock as of the date of the merger agreement.

The representations, warranties, covenants and agreements contained in the merger agreement and in any instrument delivered pursuant to the merger agreement will not survive the effective time of the merger.  This limit does not apply to certain covenants and agreements set forth in the merger agreement which by their terms contemplate performance after the effective time of the merger.

Covenants Regarding Conduct of Business by Ulticom Pending the Merger

Except as required by applicable law, as otherwise expressly contemplated or permitted by the merger agreement, or consented to in writing by Platinum’s holding company (which consent may not be unreasonably withheld, conditioned or delayed) and subject to certain other exceptions, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, Ulticom has agreed to:

•	conduct its business in a manner consistent with past practices, in all material respects in the ordinary course, and in material compliance with all applicable laws;

•	preserve intact the material aspects of its business organization and business relationships; and

•	use commercially reasonable efforts to keep available the services of its current officers and key employees and preserve the goodwill of Ulticom and its subsidiaries, taken as a whole.

In addition, subject to limited exceptions, Ulticom may not take any of the following actions until the earlier of the effective time of the merger or the termination of the merger agreement:

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issue, transfer, deliver, dispose of, pledge, encumber, sell or grant any shares of its capital stock,  or any other of its equity or voting securities or other ownership interests, or any securities, warrants, options or other rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or any other of its equity or voting securities or other ownership interests, except for certain permitted issuances with respect to the exercise or settlement of options, deferred stock or restricted stock awards outstanding on the date of the merger agreement and disclosed to Platinum merger subsidiary in accordance with the terms of the applicable Company stock incentive compensation plan or other employee benefit plan in effect on the date of the merger agreement;

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redeem, purchase or otherwise acquire any shares of capital stock or other equity interests of Ulticom (including securities exchangeable for, or rights, options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of Ulticom) except in connection with forfeitures of equity awards, tax withholdings and exercise price settlements upon exercise of options or warrants or with respect to deferred stock or restricted stock awards, in each case, outstanding on the date of the merger agreement and in accordance with the terms of the applicable Company stock incentive compensation or other employee benefit plan in effect on the date of the merger agreement;

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declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or any other of its equity or voting securities or other ownership interests, other than the contingent dividend or dividends or distributions payable by a wholly-owned subsidiary of Ulticom to Ulticom or another subsidiary;

•	split, combine or reclassify any shares of its capital stock;

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incur any indebtedness, other than letters of credit issued in the ordinary course of business consistent with past practices and inter-company indebtedness among Ulticom and its subsidiaries in the ordinary course of business consistent with past practice, or guarantee, or agree to guarantee, any such indebtedness or obligation of another person, or issue, sell or amend or accelerate the conversion of any debt securities of Ulticom or its subsidiaries, guarantee any debt securities of others, enter into any “keep well” or other contracts to maintain any financial condition of another person or enter into any contract or arrangement having the economic effect of any of the foregoing, or make any loans, advances, capital contributions or loans to others, or forgive or make loans to any employees, officers of directors of Ulticom or any of its subsidiaries or its or their affiliates, or enter into any hedging arrangement or other financial agreement designed to protect Ulticom or any of its subsidiaries against fluctuations in exchange rates;

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sell, lease, license, pledge, encumber or otherwise dispose of any subsidiary of Ulticom or of Ulticom’s or any of its subsidiaries’ material properties or material assets other than sales or licenses of products in the ordinary course of business;

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sell, assign, license, sublicense, abandon, permit to lapse, fail to otherwise protect its rights in or dispose of any of its material technology or intellectual property or acquire any intellectual property from any third party, with certain permitted exceptions;

•	disclose any confidential information other than pursuant to acceptable confidentiality agreements;

•	make capital expenditures with respect to property, plan or equipment outside the ordinary course of business, consistent with past practice;

•	make any acquisition of any business or any assets outside the ordinary course of business, consistent with past practice;

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except as required by law or any of Ulticom’s employee benefit plans in effect as of the date of the merger agreement or as set forth on the disclosure schedules to the merger agreement, (1) establish, adopt or amend any collective bargaining agreement, change of control or severance agreement or plan, (2) establish, adopt, enter into or amend any of Ulticom’s employee benefit plans or any consulting, retention or employment agreement, (3) pay any bonus, increased salary, severance, retention or special remuneration or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, executives, employees or consultants, (4) terminate any employee of Ulticom or any of its subsidiaries except for cause, or due to action or inaction of the employee, as determined in good faith by Ulticom in its reasonable discretion or (5) engage in any employee terminations, layoffs or other actions that could trigger liability under WARN (as defined in the merger agreement) (excluding any liability arising out of or relating to or as a result of any actions taken by Platinum’s holding company or any of its affiliates on or after the closing of the merger);

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cancel, amend, violate, breach or modify in any material respect, or terminate, or waive any material right or remedy under any material contract of the Company, or enter into any material contract, in each case, other than in the ordinary course of business, consistent with past practice;

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enter into, renew or extend any agreement or arrangements that contain covenants that materially limit or restrict Ulticom, and its subsidiaries or any of their respective successors from engaging or competing in any business that is material to the business currently conducted by Ulticom and its subsidiaries, taken as a whole;

•	amend or otherwise change its certificate of incorporation or by-laws;

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settle or compromise any pending or threatened action, claim or investigation, other than settlements or compromises involving payment of monetary damages not in excess of $250,000 individually or $500,000 in the aggregate;

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fail to keep in force insurance policies providing insurance coverage consistent in all material respects with respect to assets, operations and activities of Ulticom and its subsidiaries as currently in effect;

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authorize, recommend, adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Ulticom or any of its subsidiaries;

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make or change any material tax election or material method of tax accounting, enter into any material closing agreement relating to any income taxes, settle or compromise any material tax liability, audit, claim, proceeding or assessment, surrender any right to claim a refund of material taxes, or consent to any extension or waiver of the limitation period applicable to any material tax liability or assessment, except in the ordinary course of business;

•	materially change any of the accounting methods, principles or practices, except as may be required as a result of a change in generally accepted accounting principles in the United States;

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engage in any trade loading practices or any other promotional sales or practices that would have the effect of accelerating to periods prior to the effective time of the merger the collection of receivables that would otherwise be expected to occur in the period following the effective time of the merger, or postponing to the period following the effective time of the merger payments by Ulticom or its subsidiaries that would otherwise be expected to be made prior to the effective time of the merger;

•	agree to take any action which would, in any material respect, impede or delay the ability of the parties to satisfy any of the conditions to the merger set forth in the merger agreement; or

•	agree or announce an intention to take any of the actions above.

No Solicitations

Subject to certain exceptions, Ulticom has agreed that Ulticom will, and will cause its subsidiaries and its and their respective representatives to, cease any solicitations, discussions, and negotiations that may be ongoing as of the date of the merger agreement with respect to any takeover proposal (as defined below).  Additionally, Ulticom and its subsidiaries will not, and will cause their respective representatives not to:

•	solicit, facilitate, initiate or encourage any inquiries regarding any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal;

•	furnish to any person any information or data (or provide any person with access to its properties, books, assets or personnel) in furtherance of any takeover proposal;

•	have any discussions or participate in any negotiations with any third party regarding any takeover proposal;

•	approve or recommend any takeover proposal, enter into any agreement, letter of intent or similar agreement with respect to any takeover proposal; or

•	resolve to publicly propose any of the foregoing.

In addition, subject to the board of directors of Ulticom properly effecting a recommendation change (as described below) the board of directors shall not (1) fail to make, withdraw or modify, in a manner adverse to Platinum’s holding company, the recommendation that the shareholders of Ulticom adopt the merger agreement, (2) publicly approve or recommend to the shareholders a takeover proposal or (3) fail to recommend against, or take a neutral position related to, a takeover proposal (any of the actions described in this paragraph are referred to as a recommendation change).

Change in Recommendation; Ability to Pursue Superior Proposal

If prior to obtaining the required shareholder approval, a takeover proposal has been received and not withdrawn and the Ulticom board determines in good faith (after receiving the advice of its outside counsel) that there is a reasonable likelihood that failure to take such action would result in the board of directors breaching its fiduciary duties to the shareholders of Ulticom under applicable law, then Ulticom shall be permitted, after providing at least 48 hours advance notice to Platinum’s holding company, to furnish information or data with respect to Ulticom to the person making the takeover proposal, pursuant to a confidentiality agreement which contains provisions that are not less favorable to Ulticom than those contained in the confidentiality agreement, dated as of May 19, 2010, between Ulticom and Platinum Equity Advisors, LLC (referred to as the Platinum confidentiality agreement), and participate in discussions or negotiations with such person or its representatives.

If the board of Ulticom determines that such takeover proposal is a superior proposal (as described below) and that there is a reasonable likelihood that failure to take any of the following actions would result in the board of directors breaching its fiduciary duties to Ulticom’s shareholders under applicable law, then (1) the board may effect a recommendation change, (2) Ulticom may waive, modify, amend or release any standstill or similar provision with respect to such superior proposal and (3) Ulticom may enter into an acquisition agreement with respect to such superior proposal if Ulticom concurrently terminates the merger agreement and pays the termination fee; provided that Ulticom shall have complied with the notice provisions described below and shall have negotiated in good faith with the Platinum acquisition companies (to the extent such Platinum acquisition companies desire to negotiate) to make adjustments to the terms and conditions of the merger agreement and at the end of the applicable notice period, after taking into account any such adjusted terms as may have been proposed by the Platinum acquisition companies, our board of directors has again determined that such takeover proposal is a superior proposal.

Under the merger agreement, Ulticom is required to promptly (and in no event later than within 24 hours) notify Platinum’s holding company (1) of the receipt by Ulticom of any superior proposal and which notice shall include a copy of written materials in connection with the superior proposal, and (2) of the receipt of any inquiries, proposals, or offers received by or any discussions or negotiations to be initiated or continued with Ulticom concerning any takeover proposal or that could reasonably be expected to lead to a takeover proposal and the identity of the third party and the material terms of such inquiry, proposal or offer.  Additionally, Ulticom is required to provide Platinum’s holding company with copies of all written materials provided by Ulticom to any such third party and to keep Platinum’s holding company informed on a reasonable and prompt basis (and in no event later than within 24 hours) of the status and details (including amendments) of any takeover proposal.  Ulticom is also required to promptly, following the board of directors’ determination that any takeover proposal is a superior proposal, notify Platinum’s holding company of such determination.

For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer from any person relating to any transaction or series of related transactions that constitute the (1) acquisition of our assets equal to 20% or more of our consolidated assets or to which 20% or more of our revenues or earnings on a consolidated basis are attributable, (2) acquisition of 20% or more of our outstanding common stock, (3) tender offer (including a self-tender) or exchange offer that if consummated would result in any person beneficially owning 20% or more of our outstanding common stock or (4) merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving Ulticom.

For purposes of the merger agreement “superior proposal” means a bona fide, unsolicited written takeover proposal (with all of the 20%’s included in the definition thereof replaced with 90%) that our board of directors determines by a majority vote (after consultation with an outside financial advisor and outside counsel), in its good faith judgment, would, if consummated, result in a transaction that is more favorable to our shareholders from a financial point of view than the merger after taking into account all factors deemed relevant by the board of directors, including but not limited to, (1) any break-up fees and expense reimbursement provisions, the third party’s ability to finance the transaction, the nature and extent of any closing conditions, the amount and form of consideration and the proposed timing of the transaction, and (2) any written proposal by Platinum’s holding company to amend the terms of the merger agreement.

Other Covenants and Agreements

Reasonable Best Efforts and Consents and Filings.  Each of the parties has agreed to cooperate with the other parties and use reasonable best efforts to promptly (1) take, or cause to be taken, all actions necessary to comply with all legal requirements that may be imposed on such party with respect to the merger, including preparation and filing of any necessary filings, notices, petitions, statements, registrations, submissions of information, applications or other documents (including filings required to obtain German antitrust approval) and (2) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary or advisable to be obtained to complete the merger (including certain landlord consents).

Each of the parties agrees to use reasonable best efforts to (1) cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the merger and in connection with any investigation or inquiry by or before any governmental authority relating to the merger and (2) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the German Federal Cartel Office or any other governmental authority, in each case relating to the merger.

Each of the parties agrees to also use reasonable best efforts to (1) resolve any objections that may be asserted by a governmental authority or other person with respect to the merger, (2) file with the German Federal Cartel Office as promptly as reasonably practicable the notification required for the receipt of the German antitrust approval and provide the other party any additional information and documentary material that may be required or requested by the German Federal Cartel Office, and (3) take or cause to be taken all other actions necessary to obtain German antitrust approval.

Platinum’s holding company and Ulticom shall also use reasonable best efforts to vacate or terminate on or before February 14, 2011 any decree, order or judgment that seeks to restrain, prevent or delay the consummation of the merger, provided that neither Platinum’s holding company nor Platinum merger subsidiary shall be required to make any material monetary expenditures, commence or be a plaintiff in any legal proceeding or offer or grant any material accommodation (financial or otherwise) to any person, including any governmental authority.

Notwithstanding anything to the contrary contained in the merger agreement, nothing in the merger agreement requires Platinum’s holding company, Ulticom or the surviving corporation (or any of their subsidiaries or affiliates) to hold separate or otherwise agree to any material restrictions on, sell, divest or dispose of any assets or businesses, including any assets or business to be acquired pursuant to the merger agreement, in connection with obtaining any approval under any laws that may be asserted by any U.S. federal, state, local or foreign antitrust or competition governmental authority.

Platinum acquisition companies agree not to permit any material amendment or material modification to be made to the equity commitment letter (unless such amendment or modification is approved in writing by Ulticom) and use their reasonable best efforts to comply with all obligations and satisfy all conditions under the equity commitment letter that are within their control or their affiliates’ control and use reasonable best efforts to obtain and consummate the equity financing as contemplated by the equity commitment letter and the merger agreement as promptly as possible.

Public Announcements.  Under the merger agreement, each of Platinum’s holding company and Ulticom must consult with the other party before issuing any press release or otherwise making any public statement with respect to the merger and any other transactions contemplated by the merger agreement, except for any public statement or press release required by law or by any applicable listing agreement with a national securities exchange as determined in good faith judgment of the party making the release.

Access to Information.  Subject to applicable law, Ulticom will give Platinum’s holding company and its representatives reasonable access, upon reasonable notice and during Ulticom’s normal business hours, to the offices, properties, books, customers, suppliers, employees, contracts and records of Ulticom, and to such financial and operating data and such other information with respect to the business and such other information concerning Ulticom’s business, assets and properties as Platinum’s holding company may reasonably request; provided, that Platinum’s holding company and its representatives will conduct such activities in a way as not to interfere with the operations and business of Ulticom and, provided further, that any information provided to Platinum’s holding company will be subject to the terms of the Platinum confidentiality agreement.

Notification of Certain Matters.  Under the merger agreement, the parties must provide each other with prompt notice of (1) any notice or other communication received by such party from any governmental authority in connection with the merger, (2) any notice or other communication received by such party from any person alleging that the consent of such person is or may be required in connection with the merger, and (3) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to the merger or, in the case of Ulticom, if pending on the date of the merger agreement, would have been required to have been disclosed pursuant to any section of the merger agreement.  The parties shall also promptly notify each other of any inaccuracy in any representation or warranty or the occurrence or non-occurrence of any fact or event which would reasonably be expected to cause any covenant, condition or agreement under the merger agreement not to be complied with or satisfied, provided that such notification shall not affect the representations or warranties or the conditions to the obligations of any party under the merger agreement.

Insurance.  Under the merger agreement, Platinum’s holding company will, for a period of six years after the effective time of the merger, except as otherwise required by any applicable laws, cause the certificate of incorporation and the by-laws of the surviving corporation in the merger to contain provisions with respect to limitations of liabilities and indemnification of a person who is, or at any time prior to the effective time of the merger was,  a director or officer of Ulticom or its subsidiaries, no less favorable than those set forth in Ulticom’s certificate of incorporation and by-laws as in effect at the date of the merger agreement, which provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such persons.

In addition, pursuant to the merger agreement, prior to the effective time of the merger, the Company shall obtain as of the effective time of the merger and pay for in full a prepaid “tail” insurance policy with a claims period of at least six years from the effective time of the merger with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred prior to the effective time of the merger with respect to those directors and officers of the Company and its subsidiaries who are currently (and any additional persons who prior to the effective time become) covered by the Company’s directors’ and officers’ liability insurance policy.

State Takeover Statutes.  The parties have agreed to use reasonable best efforts to take such actions as are necessary so that no “control share acquisition,” “fair price,” “moratorium” or other antitakeover statute becomes applicable to the merger and if any such takeover or similar statute becomes applicable, to take all actions necessary so that the merger may be consummated as promptly as practicable.

Subsidiaries.  Ulticom has  agreed to cause each of its subsidiaries to comply with all applicable obligations under the merger agreement.

Fees and Expenses.  Except with respect to the termination fees, the parties agreed that all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid by the party incurring such fees or expenses, whether or not the merger is consummated.  The Company agreed to pay or cause to be paid, as of prior to the effective time of the merger, all fees and expenses incurred as of the closing of the merger by the Company or any subsidiary of the Company in connection with the merger agreement and the transactions contemplated by the merger agreement, including the fees and expenses of all legal counsel to the Company and all of the Company’s financial advisors and brokers.

Rule 16b-3.  Ulticom agreed that, prior to the effective time of the merger, it will take any such steps as may be required to cause disposition of Ulticom’s equity securities pursuant to the merger by each individual who is a director or officer to be in compliance under Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (referred to as the Exchange Act), and in accordance with a No-Action Letter dated January 12, 1999 issued by the SEC.

Deregistration.  Platinum’s holding company agreed that it will use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable under applicable laws to enable the Company’s securities to be de-registered under the Exchange Act as soon as practicable after the effective time of the merger.

Employee Benefits and Service Credit.  For purposes of vesting, eligibility to participate and levels of benefits under the employee benefit plans of Platinum’s holding company and its subsidiaries providing benefits to employees of the surviving corporation and its subsidiaries (referred to as continuing employees) after the effective time of the merger (excluding defined benefit plans and equity and incentive compensation plans and arrangements) (referred to as post-closing plans), each such continuing employee shall be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the effective time of the merger, to the same extent as such continuing employee was entitled, before the effective time of the merger, to credit for such service under any similar Company employee benefit plan, policy or arrangement in which such continuing employee participated or was eligible to participate immediately prior to the effective time of the merger.  Additionally, (1) each continuing employee shall be immediately eligible to participate without any waiting time in any and all post-closing plans to the extent coverage under such post-closing plans is replacing comparable coverage under an Ulticom employee benefit plan in which such continuing employee participated immediately before the effective time of the merger (referred to as pre-closing plans), (2) for purposes of each post-closing plan providing medical, dental, pharmaceutical, disability, hospitality and/or vision benefits to any continuing employee, Platinum’s holding company shall cause all pre-existing condition exclusions and actively-at-work requirements of such post-closing plan to be waived for such continuing employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under comparable pre-closing plans of Ulticom (or its subsidiaries) in which such continuing employee participated immediately prior to the effective time of the merger, unless such waiver is not permitted by law or the insurance carriers for such post-closing plans (it being understood that Platinum’s holding company shall use its commercially reasonable efforts to obtain such coverage) and (3) Platinum’s holding company shall cause any eligible expenses incurred by any continuing employee and his or her covered dependents during the portion of the plan year of the pre-closing plan ending on the date of such continuing employee’s participation in the corresponding post-closing plan begins to be taken into account under such post-closing plan for purposes of satisfying all deductible, coinsurance and maximum out of pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such post-closing plan, unless it is not permitted by law or the insurance carriers for such post-closing plans to take such amounts into account (it being understood that Platinum’s holding company shall use commercially reasonable efforts to obtain such coverage).

Contingent Dividend.  As of the date of the merger agreement, our board of directors has declared the contingent dividend, the payment of which the Company shall cause to occur prior to the closing of the share purchase agreement to holders of record of issued and outstanding shares of Ulticom common stock on the close of business on November 24, 2010 including without limitation holders of deferred stock and restricted stock in accordance with the terms of the applicable award agreements.  The payment of the contingent dividend is subject to (x) the satisfaction of all conditions to the closing of the share purchase agreement and the satisfaction of all conditions to closing of the merger agreement (other than those conditions that by their natures are to be satisfied at such closings and certain other exceptions), and (y) the delivery to the board of directors of a “bring-down” certificate of the solvency opinion by Duff & Phelps to the effect that as of the dividend payment date and after giving effect to the contingent dividend: (1) the fair valuation and present fair saleable value of Ulticom’s assets will exceed its liabilities, including all contingent and other liabilities; (2) Ulticom will not have an unreasonably small amount of capital for the businesses in which it is engaged or in which Ulticom’s management has indicated it intends to engage; and (3) Ulticom will be able to pay its debts and liabilities, including (A) all liabilities contingent or otherwise, as they mature and become due, and (B) all debts as they become due in the usual course of Ulticom’s business.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following mutual conditions:

•
no governmental authority in the United States or in any other jurisdictions will have enacted, issued, promulgated, enforced or entered any law or order that is then in effect and that has the effect of preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal;

•	any applicable waiting periods under the German Act against Restraints of Competition shall expire or be terminated;

•	the board of directors of Ulticom shall receive a “bring-down” solvency opinion from Duff & Phelps;

•	the sale to Platinum’s holding company of the shares of Ulticom common stock owned by Comverse pursuant to the share purchase agreement shall have been consummated; and

•
the affirmative vote (in person or by proxy) at the shareholders meeting (or any adjournment or postponement thereof) of (1) the holders of a majority of the outstanding shares of Ulticom common stock (2) the holders of a majority of the outstanding shares of our common stock other than Comverse, Platinum’s holding company, Ulticom, or any of their respective affiliates, in favor of the adoption of the merger agreement.

Conditions to Obligations of Platinum Acquisition Companies.  The obligations of the Platinum acquisition companies to consummate the merger are subject to the satisfaction or waiver of the following additional conditions:

•
the representations and warranties of Ulticom contained in the merger agreement (other than those representations and warranties described in the second bullet paragraph below) shall be true and correct (individually or in the aggregate), at and as of the closing date of the merger as if made on such date (except to the extent such representations address matters only as of a particular date which shall be true and correct as of such date), except where the failure to be true and correct (without giving effect to any limitation as to materiality or material adverse effect therein) would not reasonably be expected to have a Company Material Adverse Effect (as defined in the merger agreement and described in the section entitled “Representations and Warranties” above);

•
the representations and warranties concerning (1) Ulticom’s due organization, existence and good standing in the state of New Jersey, (2) the number of shares of Ulticom common stock issued and outstanding and reserved for future issuance under Ulticom’s  stock incentive compensation plans as of October 8, 2010 (except for any de minimis variance and any variances resulting from the exercise of options after the date of the merger agreement), (3) there being no issuances of shares of Ulticom common stock or securities convertible into or exercisable for such shares other than pursuant to options, restricted stock awards and deferred stock awards since October 8, 2010 and (4) the compliance with the New Jersey Business Corporation Act and all other applicable laws of all dividends declared by the board of directors of Ulticom since January 1, 2007, shall be true and correct in all respects at and as of the closing date of the merger as if made on such date;

•
Ulticom will have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under the merger agreement at or before the closing date of the merger;

•
Platinum’s holding company will have received a certificate, duly executed on behalf of Ulticom by an officer of Ulticom, stating that the conditions to closing described in the three bullet points above have been satisfied;

•	Ulticom shall have paid the contingent dividend; and

•
since the date of the merger agreement and except as otherwise disclosed by Ulticom on the date of the merger agreement, there will not have occurred any event, change, or circumstances that has had or would reasonably be likely to have a Company Material Adverse Effect.

Conditions to Ulticom’s Obligations.  The obligation of Ulticom to consummate the merger is subject to the satisfaction or waiver of the following additional conditions:

•
the representations and warranties of the Platinum acquisition companies contained in the merger agreement, disregarding all qualifications and exceptions therein relating to materiality,  will be true and correct in all material respects at and as of the closing date of the merger as if made on such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

•
Platinum acquisition companies shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by them or complied with by them under the merger agreement at or before the closing date of the merger; and

•
Ulticom shall have received a certificate, signed on behalf of Platinum’s holding company by an officer of Platinum’s holding company, stating that the conditions to closing described in the two bullet points above have been satisfied.

Termination of the Merger Agreement

Termination by either party.  Ulticom and Platinum’s holding company may terminate the merger agreement and the merger and any other transactions contemplated by the merger agreement may be abandoned at any time before the effective time of the merger by mutual written consent.

In addition, either Ulticom or Platinum’s holding company may terminate the merger agreement and the merger and any other transactions contemplated by the merger agreement may be abandoned at any time before the effective time of the merger if:

•
any governmental authority has enacted, promulgated, issued, entered, amended or enforced (1) a law prohibiting or making illegal the transactions contemplated by the merger agreement or the share purchase agreement, or (2) an injunction, judgment order, degree or ruling or taken any other action permanently enjoining, restraining, preventing or prohibiting the transactions contemplated by the share purchase agreement or the merger and such injunction, judgment, order, decree or ruling or other action shall have become final and non-appealable, provided, however, that the right to terminate the merger agreement as a result of the events described in this paragraph will not be available to any party if the issuance of any of the foregoing legal restraints was primarily due to the failure of such party to perform any its obligations under the merger agreement;

•
the merger has not been consummated on or before February 14, 2011, provided that the right to terminate the merger agreement as a result of the event described in this paragraph will not be available to any party if the failure of the merger to have been consummated on or before February 14, 2011 was primarily due to the failure of such party to perform any of its obligations under the merger agreement; or

•	if the Company shareholder approval (as discussed above) shall not have been obtained at the shareholders meeting, or any adjournment or postponement thereof.

Termination by Platinum’s holding company.  Platinum’s holding company may also terminate the merger agreement and the merger and any other transactions contemplated by the merger agreement may be abandoned at any time before the effective time of the merger if:

•
(1) a recommendation change by the Ulticom board has occurred (as described above), (2) the board of directors of Ulticom shall have failed to publicly reaffirm its recommendation of the merger agreement within two business days of Platinum’s holding company’s request if such request is made following the making by any person of a takeover proposal, or (3) after receiving a takeover proposal, Ulticom shall have breached in any material respect its obligations described under the section entitled “No Solicitations” above; or

•
Ulticom has breached any of its representations, warranties, covenants or other agreements set forth in the merger agreement or any such representation or warranty has become untrue after the date of the merger agreement and such breach or inaccuracy (1) would give rise to the failure of a condition described in the first three bullet points under the subheading entitled “Conditions to Obligations of Platinum Acquisition Companies” above and (2) has not been cured within 15 days after written notice thereof is received by Ulticom.

Termination by Ulticom.  Ulticom may also terminate the merger agreement:

•
in order to enter into or consummate a transaction pursuant to a superior proposal or enter into an acquisition agreement with respect to such superior proposal; provided that Ulticom may not exercise its right to terminate (and may not enter into a binding written agreement providing for any superior proposal other than an acceptable confidentiality agreement) unless and until (1) we provide Platinum’s holding company (x) prior written notice of at least four (4) business days prior to such termination that our board of directors has authorized and intends to effect the termination of the merger agreement and (y) with copies of all proposed definitive agreements supplied by third parties, (2) our board of directors determines in good faith and after consultation with outside legal counsel and financial advisors that the takeover proposal constitutes at the time of determination  to terminate the merger agreement and still constitutes at the end of the four (4) day notice period a superior proposal (taking into account any changes to the merger agreement proposed by Platinum’s holding company in writing) and (3) concurrently with and as a condition to such termination of the merger agreement, Ulticom enters into an acquisition agreement with respect to such superior proposal and pays Platinum’s holding company the applicable termination fee, as described below; provided further that Ulticom may only exercise this termination right prior to obtaining shareholder approval of the merger and if Ulticom has not materially breached any of its obligations described under the section entitled “No Solicitations” above; or

•
if (1) the representations and warranties of Platinum’s holding company or Platinum merger subsidiary set forth in the merger agreement shall not be true and correct in all material respects on and as of the date of the merger agreement and on and as of the date of such determination as if made on such date (other than those representations and warranties made only as of a particular date which are true and correct as of such date) or (2) Platinum’s holding company or Platinum merger subsidiary shall have breached or failed in any material respect to perform or comply with any covenants or other agreements set forth in the merger agreement required by the merger agreement to be performed or complied with by them, and such breach or inaccuracy in the case of (1) and (2) above if able to be cured, has not been cured within 15 days after written notice thereof is received by Platinum acquisition companies.

Any proper and valid termination of the merger agreement will be effective immediately upon the delivery of written notice of the terminating party to the other party or parties, as applicable.

Termination Fees and Expenses

Under the merger agreement, Ulticom is required to pay Platinum’s holding company a termination fee of $1.3 million if the merger agreement is terminated by Platinum’s holding company or Ulticom pursuant to the provisions described in the first bullet points under each of the subheadings entitled “Termination by Platinum’s holding company” and “Termination by Ulticom” above.  If the merger agreement is terminated by Platinum’s holding company pursuant to the provisions described in the first bullet point under the subheading entitled “Termination by Platinum’s holding company” above, Ulticom shall pay the $1.3 million termination fee promptly and in any event within two business days after receipt of Platinum’s holding company’s termination notice.

If Platinum’s holding company terminates the merger agreement pursuant to the provision described in the second bullet under the subheading entitled “Termination by Platinum’s holding company” above because of an intentional breach by the Company and, prior to such termination, a takeover proposal has been made, then Ulticom shall pay Platinum’s holding company the $1.3 million termination fee at the closing of the transaction pursuant to the takeover proposal provided that such closing occurs within 12 months after date of termination of the merger agreement by Platinum’s holding company (for purposes of this paragraph, the definition of takeover proposal will be read such that all references therein to “20%” will be deemed references to “50%”).

If the merger agreement is terminated by either party pursuant to the provision described in the third bullet of the subheading entitled “Termination by either party” above because the necessary shareholder approvals shall not have been obtained and all other conditions to closing shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger and certain other exceptions), then Ulticom will pay to Platinum’s holding company an amount not to exceed $600,000, which will represent an expense reimbursement for documented out-of-pocket costs and expenses incurred by Platinum acquisition companies in connection with the merger agreement and merger.  If a takeover proposal has been made and publicly announced before the merger agreement has been voted on by the shareholders of Ulticom and the agreement is terminated by either party pursuant to the provision described in the third bullet of the subheading entitled “Termination by either party” above because the shareholder approval shall not have been obtained, and at any time within 12 months after such termination, Ulticom consummates a transaction pursuant to any takeover proposal, then Ulticom will pay Platinum’s holding company the $1.3 million termination fee described above minus any expense reimbursements already paid to Platinum’s holding company pursuant to the provision described in this paragraph.

The parties acknowledged in the merger agreement that the agreements concerning termination fees and expenses are an integral part of the merger and any other transactions contemplated by the merger agreement.  If Ulticom fails to pay the termination fees or the expense reimbursement described above, Ulticom agreed to reimburse Platinum acquisition companies for all reasonable costs and expenses incurred or accrued for collection under and enforcement of the provisions relating to such termination fees and expense reimbursement.  Ulticom also agreed to indemnify Platinum’s holding company for all fees and expenses incurred by Platinum’s holding company if Platinum’s holding company commences a suit for payment of any fees, costs and expenses and to pay interest on the amount due to Platinum’s holding company at a rate equal to 300 basis points above the prime rate of Citibank N.A. in effect on the date the payments were due to Platinum’s holding company.  However, in no event will Ulticom be required to pay to Platinum’s holding company pursuant to the termination fee and expense reimbursement provisions an amount more than $1.3 million.

Amendments to the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties by written agreement at any time before obtaining the approval of the majority of the holders of the outstanding shares of Ulticom common stock to adopt the merger agreement.  However, after such approval, there may not be, without further approval of the Ulticom shareholders, any amendment of the merger agreement that would, under applicable law, require further approval by the shareholder of Ulticom.  Platinum’s holding company also agreed not to amend the share purchase agreement or the voting and support agreement prior to the effective time of the merger without the prior written consent of Ulticom and its board of directors.

Remedies

The parties acknowledged in the merger agreement that if for any reason any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy.  Accordingly, the parties agreed that in addition to other remedies available to them, the parties will be entitled to seek specific performance of the terms of the merger agreement.  In the event that any action is brought in equity to enforce the provisions of the merger agreement, each party agreed that it will not oppose the granting of specific performance on the basis that there is an adequate remedy at law.  Additionally, the party seeking an injunction shall not be required to provide any bond or other security in conjunction with any such order or injunction.

THE SHARE PURCHASE AGREEMENT

The summary of the material provisions of the share purchase agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the share purchase agreement, a copy of which is attached to this proxy statement as Annex B and which we incorporate by reference into this document.  This summary does not purport to be complete and may not contain all of the information about the share purchase agreement that is important to you.  We encourage you to read carefully the share purchase agreement in its entirety.

The Share Purchase

Pursuant to the share purchase agreement, Comverse agreed to sell to Platinum’s holding company all of the 7,386,669 shares of Ulticom common stock held by Comverse as of the date of the share purchase agreement and any other shares of Ulticom common stock acquired by Comverse after the date of the share purchase agreement and during the term of the share purchase agreement, including through exercise of any warrants or any other securities exchangeable for Ulticom common stock (such shares are referred to as Comverse shares).  The total consideration to be paid or issued to Comverse for its Ulticom shares consists of (1) an amount in cash equal to $13,210,939, and (2) the issuance of two non-interest bearing promissory notes in the aggregate principal amount of $4.0 million to be issued by Platinum merger subsidiary to Comverse.  The first promissory note, in the principal amount of $1.4 million, is payable to Comverse 14 months after the closing of the merger.  The second promissory note, in the principal amount of $2.6 million, is payable to Comverse following the determination of Ulticom’s revenue for a 24-month period following the consummation of the merger and is subject to a reduction by up to 40% of the difference between $75.0 million and the revenue generated by Ulticom during such period, as more fully described below, under the subheading entitled “Post-Closing Adjustment to the Promissory Note.”

The Closing of the Share Purchase Agreement

The closing of the share purchase agreement will take place no later than the second business day after satisfaction or waiver of the conditions set forth in the share purchase agreement, as more fully described below under the subheading entitled “Conditions to Share Purchase,” and will occur prior to the closing of the merger.

Post-Closing Adjustment to the Promissory Note

The principal amount payable under the second promissory note is subject to adjustment under certain circumstances.  Within 30 days following the date that is the 24-month anniversary of the closing of the share purchase agreement, Platinum’s holding company will deliver to Comverse an unaudited, consolidated income statement of the business of the surviving corporation with respect to the 24-month period beginning on the first day of the first month following the closing of the merger.  Such income statement will set forth in reasonable detail the consolidated revenue of the business of the surviving corporation for that 24-month period.  If the consolidated revenue is $75.0 million or more, then the principal amount of the second promissory note will not be adjusted.  If the consolidated revenue is less than $75.0 million, then the principal amount of the second promissory note will be decreased by an amount equal to 40% of the difference between $75.0 million and the consolidated revenue for such 24-month period.  Under the share purchase agreement, Comverse has the right to review the surviving corporation’s books and records upon receipt of the income statement from Platinum’s holding company and dispute any item contained in the income statement.  Upon such a dispute, Platinum’s holding company and Comverse will attempt in good faith to resolve their differences with respect to the disputed item or, if they are unable to resolve their differences, submit the matter to a neutral arbitrator.

Representations and Warranties

The share purchase agreement contains customary representations and warranties made by Comverse and the Platinum acquisition companies to and for the benefit of the other parties.

Comverse made various representations and warranties in the share purchase agreement that are subject, in some cases, to exceptions and qualifications.  Its representations and warranties relate to, among other things:

•	its due organization, qualification and good standing under the law of the State of New York;

•
its corporate power and authority and requisite approvals to enter into, deliver and perform its obligations under the share purchase agreement, and enforceability of the share purchase agreement against Comverse;

•
the absence of (1) violations or conflicts with its organizational documents, (2) violations in any material respects of any laws, injunctions, orders, judgments, rulings or decrees of any governmental authority, (3) violations, conflicts, defaults, circumstances giving rise to a right of termination, cancellation or redemption, acceleration or performance required, loss of benefits or the creation of any liens on its Ulticom shares, under the terms, conditions or provisions of any contract or permit to which Comverse is a party or any of its properties or assets may be bound, or (4) the requirement by Comverse to make any filings with or give any notice to, or obtain any approval, consent, ratification, waive or other authorization from, any person, in each case, in connection with the execution, delivery, consummation or performance of the share purchase agreement;

•	the absence of consents or approvals of, or filings, declarations or registrations with, any governmental authority in connection with its performance under the share purchase agreement;

•	its beneficial ownership of its Ulticom shares, free and clear of any liens;

•	the absence of any pending proceedings or order that challenges or could have the effect or preventing any of the transactions contemplated by the share purchase agreement; and

•	the absence of brokers’ and finders’ fees in connection with the share purchase agreement other than those paid by Ulticom.

The Platinum acquisition companies also made various representations and warranties in the share purchase agreement that are subject, in some cases, to exceptions and qualifications.  Their representations and warranties relate to, among other things:

•	their due organization, valid existence and good standing;

•
their corporate power to enter into, execute and deliver and perform its obligations under the share purchase agreement and the enforceability of the share purchase agreement against Platinum acquisition companies;

•	Platinum merger subsidiary’s requisite power and authority to enter into, execute, deliver and perform its obligations under the promissory notes described above;

•
the absence of (1) violations or conflicts with their organizational documents, (2) violations in any material respects of any laws, injunctions, orders, judgments, rulings or decrees of any governmental authority or (3) violations, conflicts or default under any of the terms, conditions or provisions of any contract to which Platinum’s holding company or Platinum merger subsidiary is a party, in each case, in connection with the execution and delivery of the share purchase agreement or consummation or performance of the share purchase agreement;

•	the absence of consents or approvals of, or filings, declarations or registrations with, any governmental authority in connection with their performance under the share purchase agreement;

•	the absence of any pending proceedings or order that challenges or could have the effect of preventing any of the transactions contemplated by the share purchase agreement; and

•	the absence of brokers’ and finders’ fees in connection with the share purchase agreement;

Covenants

The parties to the share purchase agreement have agreed on certain additional covenants in the share purchase agreement, including:

•
to use their reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable to consummate the transactions contemplated by the share purchase agreement, including obtaining all permits, consents, approvals, authorizations and actions or nonactions required for or in connection with the acquisition of its Ulticom shares, obtaining approvals, waivers or consents from any third party or any governmental entity, promptly furnishing to the Platinum acquisition companies or their representatives any information concerning its Ulticom shares as they may reasonably request and the execution and delivery of any additional instruments necessary to consummate the share purchase agreement;

•
Comverse agreed not to, directly or indirectly, sell, transfer, pledge, encumber, hypothecate, assign or otherwise dispose, enter into any contract with respect to the transfer of, or cause or permit any liens to attach to or otherwise affect its Ulticom shares;

•	Comverse agreed not to acquire any shares of capital stock of Ulticom or any capital stock or other securities exchangeable or convertible into shares of capital stock of Ulticom;

•
to consult with each other prior to any publication or other public announcement with respect to the share purchase agreement, except any publication or other public announcement which may be required by applicable law;

•
the parties to the share purchase agreement voluntarily and unconditionally released, discharged and promised not to sue for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses that any party may have against the others, except the foregoing release does not apply to any claims arising out of the share purchase agreement;

•	Platinum’s holding company agreed not to change the management or board of directors of Ulticom or otherwise exercise control of Ulticom prior to the effective time of the merger; and

•
Platinum’s holding company agreed not to, and cause the surviving corporation not to, make any payments or dividends with respect to, or redeem, any shares of any class of equity interest in the surviving corporation, until all amounts under each of the promissory notes described above have been paid; provided, however, that the surviving corporation may make a dividend, distribution or other equity related payment if it has minimum working capital in an amount of at least $2.0 million plus the aggregate principal amount then outstanding under each of the promissory notes described above.

Conditions to Share Purchase

Conditions to Parties’ Obligations

The obligations of the parties to effect the share purchase is subject to the satisfaction of the following conditions:

•
the satisfaction, by the party responsible for fulfilling the obligation or, to the extent permissible under applicable law, waiver, by the party entitled to the benefit, of each of the closing conditions to the merger agreement (other than the completion of the transactions contemplated by the share purchase agreement), provided that no waiver will be given effect under the share purchase agreement unless a corresponding waiver has been given under the merger agreement; and

•	the absence of any law, injunction, order, judgment, ruling or decree that restrains, enjoins, prevents or otherwise prohibits the consummation of the share purchase agreement.

Conditions to Platinum’s Holding Company’s Obligations

In addition to the conditions for all parties to the share purchase agreement, the obligations of Platinum’s holding company to effect the transactions contemplated by the share purchase agreement are subject to the satisfaction or waiver of the following conditions at or prior to the share purchase closing date:

•
the representations and warranties of Comverse regarding its beneficial ownership of its Ulticom shares, free and clear of any liens must be true and correct as of the date of the share purchase agreement and on and as of the closing date under the share purchase agreement as if made on and as of such date, and (2) the other representations and warranties of Comverse made in the share purchase agreement must be true and correct as of the date of the share purchase agreement, and on and as of the closing date under the share purchase agreement as if made on and as of such date (or, if given as of a specific date, as of such date), except for de minimis inaccuracies that, individually or in the aggregate, would not have or reasonably be expected to materially delay or impair Comverse’s ability to perform its obligations under the share purchase agreement or prevent or materially delay consummation of the share purchase agreement;

•
the performance by Comverse, in all material respects, of all obligations required to be performed by it in the share purchase agreement (individually or in the aggregate) at or prior to the closing of the transactions contemplated by the share purchase agreement;

•
the receipt by Platinum’s holding company of a certificate signed by an authorized officer of Comverse certifying that the conditions with respect to its representations and warranties and obligations under the share purchase agreement described above have been satisfied; and

•	the receipt by Comverse of certain specified consents.

Conditions to Comverse’s Obligations

In addition to the conditions for all parties to the share purchase agreement, the obligations of Comverse to effect the transactions contemplated by the share purchase agreement are subject to the satisfaction or waiver of the following conditions at or prior to the share purchase closing date:

•
the representations and warranties of Platinum’s holding company in the share purchase agreement must be true and correct in all material respects as of the date of the share purchase agreement and on and as of the closing date under the share purchase agreement as if made on and as of such date (or to the extent given as of a specified date, as of such date);

•
the performance by Platinum’s holding company, in all material respects, of all obligations required to be performed by it under the share purchase agreement (individually or in the aggregate) at or prior to the closing of the transactions contemplated by the share purchase agreement;

•
the receipt by Comverse of a certificate signed by an authorized officer of Platinum’s holding company certifying that the conditions with respect to their representations and warranties and obligations under the share purchase agreement described above have been satisfied; and

•	the receipt by Comverse of certain specified consents.

Termination of Share Purchase Agreement

The share purchase agreement can be terminated as follows:

•	automatically, upon the valid termination of the merger agreement;

•	by the written agreement of Platinum’s holding company and Comverse;

•
by Platinum’s holding company, if any of Comverse’s representations and warranties under the share purchase agreement shall have been inaccurate or its covenants breached so as to give rise to the failure of one of the conditions described in the first two bullet points under the subheading “The Share Purchase Agreement—Conditions to Platinum’s Holding Company’s Obligations” above, provided, however, that with respect to inaccuracies of Comverse’s representations and warranties and breaches of covenants by Comverse that are curable by Comverse, Platinum’s holding company may only terminate the share purchase agreement pursuant to the provision described in this paragraph if Comverse fails to cure such curable inaccuracy or breach within 10 business days after receiving notice from Platinum’s holding company;

•
by Comverse if any of Platinum’s holding company’s representations and warranties under the share purchase agreement shall have been inaccurate or its covenants breached so as to give rise to the failure of one of the conditions described in the first two bullet points under the subheading “The Share Purchase Agreement—Conditions to Comverse’s Obligations” above, provided, however, that with respect to inaccuracies of Platinum’s holding company’s representations and warranties and breaches of covenants by Platinum’s holding company that are curable by Platinum’s holding company, Comverse may only terminate the share purchase agreement pursuant to the provision described in this paragraph if Platinum’s holding company fails to cure such curable inaccuracy or breach within 10 business days after receiving notice from Comverse;

•
by either Platinum’s holding company or Comverse, if any law or legal requirement is enacted or applicable that makes the consummation of the transactions contemplated by the share purchase agreement illegal, or if any order of any governmental authority preventing or prohibiting consummation of the transactions contemplated by the share purchase agreement becomes final and nonappealable; or

•	by Platinum’s holding company if Comverse breaches in any material respect the voting and support agreement.

Any proper and valid termination of the share purchase agreement will be effective immediately upon the delivery of written notice of the terminating party to the other party or parties, as applicable.

Termination Fees

If the share purchase agreement automatically terminates as a result of either Platinum’s holding company or Ulticom terminating the merger agreement upon a failure to obtain the necessary shareholder approvals to adopt the merger agreement, then,

•
concurrent with such termination, Comverse will pay to Platinum’s holding company (x) $1.0 million less (y) the amount of expense reimbursement Ulticom is required to pay Platinum’s holding company pursuant to the merger agreement described above under the subheading “The Merger Agreement—Termination Fees and Expenses”; and

•
if a takeover proposal has been made and publicly announced before the merger agreement has been voted on by shareholders of Ulticom, and Ulticom consummates a transaction pursuant to any takeover proposal within 12 months after the date of termination of the merger agreement, then, concurrent with the closing of any such transaction, Comverse will pay to Platinum’s holding company (x) the Shareholder Termination Fee (as described below) less (y) any amount paid to Platinum’s holding company as described in the preceding bullet point. Any such payments paid by Comverse pursuant to provisions of the share purchase agreement described in this paragraph are in addition to, and will not reduce, the termination fees payable by Ulticom to Platinum’s holding company under the merger agreement.

If the share purchase agreement automatically terminates as a result of Platinum’s holding company terminating the merger agreement because of an intentional breach by Ulticom of any representation, warranty, covenant or other agreement in the merger agreement, and, before any such termination, a takeover proposal has been made and a transaction relating to the takeover proposal is consummated within 12 months after the date of termination, then upon the closing of any transaction relating to such takeover proposal, Comverse will pay to Platinum’s holding company (x) the Shareholder Termination Fee less (y) any amount paid to Platinum’s holding company as described in the first bullet point of the paragraph above. Any such payments paid by Comverse pursuant to provisions of the share purchase agreement described in this paragraph are in addition to, and will not reduce, the termination fees payable by Ulticom to Platinum’s holding company under the merger agreement.

If the share purchase agreement automatically terminates as a result of Platinum’s holding company or Ulticom terminating the merger agreement pursuant to the provisions described in the first bullet points under each of the subheadings entitled “The Merger Agreement—Termination by Platinum’s holding company” and “The Merger Agreement—Termination by Ulticom” above, and a transaction relating to any takeover proposal is consummated within 12 months after the date of termination, then upon the closing of a transaction relating to any takeover proposal, Comverse will pay to Platinum’s holding company (x) the Shareholder Termination Fee less (y) any amount paid to Platinum’s holding company as described in the first bullet point of the first paragraph of this section above.  Any such payments paid by Comverse pursuant to provisions of the share purchase agreement described in this paragraph are in addition to, and will not reduce, the termination fees payable by Ulticom to Platinum’s holding company under the merger agreement.

Under the share purchase agreement, Comverse acknowledged that the agreements concerning termination fees are an integral part of the transactions contemplated by the share purchase agreement.  If Comverse fails to pay the termination fees required to be paid under the share purchase agreement, Comverse agreed to indemnify Platinum’s holding company for its fees and expenses incurred in connection with any lawsuit to enforce payment and to pay interest on the amounts due at a rate equal to 300 basis points above the prime rate of Citibank N.A. in effect on the date the termination fees were payable to Platinum’s holding company.

For purposes of the share purchase agreement, the “Shareholder Termination Fee” means the greater of:

•
30% of the difference between (x) the aggregate amount of consideration per Comverse share received or to be received by Comverse in respect of a takeover proposal plus the aggregate amount per share of Ulticom common stock of any and all dividends or distributions declared and paid or payable to the shareholders of Ulticom in excess of $64.0 million less (y) the enterprise value attributable to its Ulticom shares in a takeover proposal; and

•
30% of any and all amounts Comverse receives or is to receive in connection with a takeover proposal in the form of consideration of any kind, dividends, distributions or other payments in excess of $55,610,419;

provided, however, that the aggregate Shareholder Termination Fee shall not in any event exceed $1.2 million.

THE VOTING AND SUPPORT AGREEMENT

The summary of the material provisions of the voting and support agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the voting and support agreement, a copy of which is attached to this proxy statement as Annex C and which we incorporate by reference into this document.  This summary does not purport to be complete and may not contain all of the information about the voting and support agreement that is important to you.  We encourage you to read carefully the voting and support agreement in its entirety.

Agreement by Comverse

Under the voting and support agreement by and among the Platinum acquisition companies and Comverse, Comverse has agreed to vote its Ulticom shares and granted an irrevocable proxy (subject to the termination of the voting and support agreement) to the Platinum acquisition companies or any of their nominees to vote its Ulticom shares at any meeting of our shareholders or upon any action by written consent in lieu of a meeting:

•
in favor of the approval and adoption of the merger agreement, the merger and each of the other actions contemplated by the merger agreement and any other matters necessary to the consummation of the transactions contemplated by the merger agreement (including for any adjournment or postponement of the special meeting); and

•
against the approval or adoption of (1) any takeover proposal or any other transaction, proposal, agreement or action made in opposition to, or in competition with, the consummation of the merger or any other transactions contemplated by the merger agreement; and (2) any action, proposal, transaction or agreement that is intended or could reasonably be expected to prevent, impede, interfere with or discourage the consummation of the merger or adversely affect the merger or the other transactions contemplated by the merger agreement.

Restrictions and Additional Shares

During the term of the voting and support agreement, Comverse agreed not to:

•	tender its Ulticom shares into any tender or exchange offer;

•
directly or indirectly, in whole or in part,  sell, transfer, assign, gift, place in trust, pledge, hypothecate, tender, grant an option, right of refusal or offer with respect to, encumber or otherwise dispose of, any of its Ulticom shares;

•
commit any act that could restrict or affect Comverse’s legal power, authority or right to vote any or all of its Ulticom shares or otherwise prevent or disable Comverse from performing any of Comverse’s obligations under the voting and support agreement;

•	enter into any swap or any other agreement or any transaction that transfers in whole or in part the economic consequence of ownership of any of its Ulticom shares; or

•	otherwise agree to do any of such actions.

In the event of a stock dividend, stock split, recapitalization, reclassification, subdivision, combination or exchange of shares of capital stock or other securities of Ulticom on, of or affecting the Ulticom shares held by Comverse or any other action that would effectively change Comverse’s ownership of Ulticom shares or other securities of Ulticom during the term of the voting and support agreement, all shares of Ulticom common stock or other securities of Ulticom held by Comverse after such event will be subject to the voting and support agreement.  Comverse agreed to notify the Platinum acquisition companies of the number of any new Ulticom shares acquired by Comverse or of which Comverse becomes the beneficial owner, after the date of the voting and support agreement.  Comverse agreed that any such new shares of Ulticom common stock that it acquires will be subject to the voting and support agreement.

No Solicitation

Comverse agreed in its capacity as a shareholder to, and cause its representatives to, directly or indirectly, cease any solicitations, discussions or negotiations that were ongoing at the time of the signing of the voting and support agreement with respect to any takeover proposal.  Additionally, Comverse agreed that it will not, and will not authorize or permit its representatives to:

•	solicit, facilitate, initiate or encourage any inquiries regarding any proposal or offer that constitutes or would reasonably be expected to lead to a takeover proposal;

•	furnish to any person any information regarding Ulticom in furtherance of a takeover proposal;

•	have any discussions or participate in any negotiations with any third party regarding any takeover proposal;

•
approve or recommend any takeover proposal, enter into any agreement in principle, letter of intent or similar agreement with respect to a takeover proposal (or resolve to or publicly propose any of the foregoing); or

•	make any public statement or proposal inconsistent with the recommendation of Ulticom’s board of directors to our shareholders to adopt the merger agreement.

Comverse will promptly (and in any case within 24 hours following the relevant event) notify and provide certain information to Platinum’s holding company upon receipt by Comverse of any inquiries, proposals, or offers received by, any requests for information from, or any discussions or negotiations sought to be initiated or continued with, Comverse or its representatives, or that could reasonably be expected to lead to, a takeover proposal.

Additional Agreements

Comverse also agreed:

•
not to take any action that would make a representation or warranty of Comverse contained in the voting and support agreement untrue or incorrect or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affect the performance by Comverse of its obligations under the voting and support agreement;

•	to irrevocably waive any appraisal or dissent rights with respect to the merger;

•
not to commence or join in any claim, derivative or otherwise, against the Platinum acquisition companies or Ulticom or any of their respective successors (1) challenging the validity of or seeking to enjoin the operation of any provision of the voting and support agreement or (2) alleging a breach of any fiduciary duty of any person in connection with the negotiation and entry into the merger agreement; and

•
that, upon request of either of the Platinum acquisition companies, Comverse will execute and deliver any additional documents and take any further actions as may be reasonably deemed necessary or desirable by either of the Platinum acquisition companies to carry out the provisions of the voting and support agreement.

Representations and Warranties

The voting and support agreement contains representations and warranties made by Comverse and the Platinum acquisition companies to and for the benefit of each other as of the date of signing the voting and support agreement and for so long as it is in effect.  Comverse makes various representations and warranties that are subject, in some cases, to exceptions and qualifications.  Its representations and warranties relate to, among other things:

•	Comverse’s title to its Ulticom shares, free and clear of any liens;

•	the due organization, valid existence and good standing of Comverse under the laws of the State of New York;

•
its requisite power and authority and full capacity to enter into, execute, deliver and perform its obligations under the voting and support agreement, and enforceability of the voting and support agreement;

•
the absence of (1) violations or conflicts with its organizational documents, (2) violations in any material respects of any laws, judgments, writ or injunction of any governmental authority, (3) violations, conflicts, defaults or circumstances giving rise to a right of termination, cancellation, redemption, acceleration or performance required, loss of benefits or the creation of any liens on its Ulticom shares under the terms, conditions or provisions of any contract to which Comverse is a party or any of its properties or assets may be bound, (4) any consents or approvals of, or filings, with, or notice to, any governmental authority in connection with the execution and delivery or its performance under the voting and support agreement, (5) a violation of law applicable to Comverse, or (6) any state takeover statute or similar regulation applicable to the merger or related transactions;

•	the absence of any shareholder vote required to approve Comverse’s execution and delivery of the voting and support agreement and its performance thereunder;

•
no suit, action or claim commenced by or against Comverse that could reasonably be expected of preventing or delaying, making illegal or otherwise interfering with any transaction contemplated by the voting and support agreement; and

•
the receipt and review by Comverse of a copy of the merger agreement and acknowledgement that the Platinum acquisition companies entered into the merger agreement in reliance upon Comverse’s execution, delivery and performance of the voting and support agreement.

The Platinum acquisition companies make various representations and warranties, which relate to, among other things:

•	the due organization, valid existence and good standing of each of the Platinum acquisition companies under the laws of their respective states of incorporation; and

•
their requisite power and authority and full capacity to enter into, execute, deliver and perform their obligations under the voting and support agreement, and enforceability of the voting and support agreement.

Termination

The voting and support agreement will terminate on the (a) earlier to occur of (1) the closing of the merger, (2) the date the merger agreement is validly terminated in accordance with its terms, (3) the date on which the share purchase agreement is validly terminated in accordance with its terms, (4) the date that is 30 days after a board recommendation change if such board recommendation change continues to exist and has not been superseded by a separate recommendation with respect to an amended or modified takeover proposal by Platinum’s holding company or (b) mutual written consent of Comverse on the one hand, and the Platinum acquisition companies on the other hand.

Action in Shareholder Capacity Only

The parties agreed that Comverse entered into the voting and support agreement in its capacity as owner of the Comverse shares and that nothing in the voting and support agreement will restrict or limit any director, officer or other representative of Ulticom from taking any actions in his or her capacity as director, officer or other representative of Ulticom that is necessary for him or her to comply with his or her duties as a director or officer of Ulticom.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meetings of shareholders.  However, if the merger is not consummated, we expect to hold the 2011 annual meeting of shareholders.  For a shareholder proposal to be considered for inclusion in Ulticom’s proxy statement for our 2011 annual meeting of shareholders, the written proposal must be received by the Corporate Secretary of Ulticom no later than December 31, 2010.

The proposal will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (referred to as the Exchange Act), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.  If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail next year’s proxy materials.

You may contact our Investor Relations Department at our headquarters for a copy of the relevant provisions of our by-laws regarding the requirements for making shareholder proposals.  Please note that these requirements relate only to matters a shareholder wishes to bring before next year’s annual meeting and that are not to be included in Ulticom’s proxy statement for next year’s annual meeting.

All shareholder proposals and notices should be directed to the Corporate Secretary of Ulticom at 1020 Briggs Road, Mount Laurel, New Jersey 08054.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some brokers, banks, trusts and other nominees may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of this notice and proxy statement may have been sent to multiple shareholders in your household.  If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please (1) mail your request to Ulticom, Inc., 1020 Briggs Road, Mount Laurel, New Jersey 08054, Attn: Corporate Secretary , or (2) call our Proxy Solicitor.  Upon written or oral request, we will provide a separate copy of the annual reports and proxy statements.  In addition, security holders sharing an address can, upon written or oral request at the address and telephone number stated above, request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies.

APPRAISAL RIGHTS

The New Jersey Business Corporation Act does not provide for appraisal rights or other similar rights to shareholders receiving cash consideration in a merger of a corporation.

CURRENT MARKET PRICE OF COMMON STOCK

Beginning on February 1, 2007 and ending on November 24, 2009, the Company’s common stock was quoted on the over-the-counter (OTC) securities market under the symbol “ULCM.PK” with pricing and financial information provided by Pink OTC Markets, Inc.  Effective November 25, 2009, the Company’s common stock relisted and began trading on The NASDAQ Global Market under the symbol “ULCM.”  The table presented below sets forth the high and low bid quotations as reported by Pink OTC Markets, Inc. from February 1, 2008 through November 24, 2009 and high and low intra-day sales prices of the Company’s common stock as reported on The NASDAQ Global Market for the period from November 25, 2009 through September 30, 2010.  The board of directors authorized a one-for-four reverse stock split of all outstanding shares of common stock, which became effective November 18, 2009.  All amounts prior to November 18, 2009 have been retroactively adjusted for the effects of the reverse stock split.

FISCAL YEAR	FISCAL QUARTER	LOW	HIGH
2008	02/1/08 - 04/30/08	$ 24.80	$ 29.20
	05/1/08 - 07/31/08	$ 26.16	$ 34.40
	08/1/08 - 10/31/08	$ 19.40	$ 32.00
	11/1/08 - 01/31/09	$ 14.00	$ 26.00
2009	02/1/09 - 04/30/09*	$ 6.00	$ 27.60
	05/1/09 - 07/31/09	$ 7.00	$ 9.40
	08/1/09 - 10/31/09	$ 7.20	$ 12.76
	11/1/09 - 01/31/10	$ 9.08	$ 10.39
2010	02/1/10 - 04/30/10	$ 9.25	$ 10.68
	05/1/10 - 07/31/10	$ 8.01	$ 10.10
	08/1/10 - 09/30/10	$ 6.17	$ 9.08

*On April 20, 2009, the Company paid a $4.58 per share special dividend (equivalent to $18.32 per share retroactively adjusted for the effects of the one-for-four reverse stock split).  None of the high and low prices for periods prior to this date have been adjusted to account for the effects of the special dividend.

The following table sets forth the closing price of our common stock, as reported on The NASDAQ Global Market on October 12, 2010, the last full trading day before we publicly announced the signed merger agreement with Platinum’s holding company, and on October 29, 2010, the last full trading day before the filing of this proxy statement:

Common Stock Price
October 12, 2010	$ 7.69
October 29, 2010	$ 8.48

You are encouraged to obtain current market quotations for Ulticom common stock in connection with voting your shares.  Following the merger, there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Ulticom’s common stock as of October 26, 2010, by (1) each person who is known by Ulticom to beneficially own more than five percent of Ulticom’s common stock, (2) each of Ulticom’s current directors, (3) each of Ulticom’s named executive officers, and (4) all executive officers and directors as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Shares
Comverse Technology, Inc. 810 Seventh Avenue New York, NY 10019	7,386,669	66.3

Seymour L. Goldblatt Kenneth A. Goldblatt 515 Madison Avenue New York, NY 10022	643,926 (3) 643,926 (3)	5.8 5.8

Richard W. Brown, as Trustee
American Century Companies, Inc.
American Century Investment Management, Inc.
American Century Capital Portfolios, Inc.
4500 Main Street, 9th Floor
Kansas City, Missouri  64111
	640,372 (4) 640,372 (4) 640,372 (4) 547,876 (4)	5.7 5.7 5.7 4.9

Paul D. Baker	875(5)	*

John A. Bunyan	--	*

Michael J. Chill	9,125(6)	*

Andre Dahan	--	*

Ron Hiram	13,125(7)	*

Joel E. Legon	--	*

Shawn K. Osborne	181,416(8)	1.6

Rex A. McWilliams	6,625(9)	*

Shefali A. Shah	--	*

James Johnston	55,389(10)	*

Mark Kissman	62,958(11)	*

Jamie McArdle	47,431(12)	*

Shila Roohi	30,788(13)	*

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Shares
All directors and executive officers as a group (13 persons)	407,732	3.6

* Representing less than 1% of the outstanding common stock

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Ulticom Inc., 1020 Briggs Road, Mount Laurel, New Jersey 08054.
(2)
Based on information furnished to Ulticom by the respective shareholders, or contained in filings made with the SEC.  For purposes of this table, if a person has or shares voting or investment power with respect to any shares, they are considered beneficially owned by that person under rules of the SEC.  Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to community property laws where applicable.  The table also includes shares of common stock that are the subject of stock options granted to certain officers and directors of Ulticom to the extent presently exercisable or exercisable within sixty days of October 26, 2010.  The shares underlying the stock options are deemed outstanding for the purpose of computing the beneficial ownership percentage of each named executive officer and director individually and all directors and executive officers as a group.  The table also includes shares of common stock received pursuant to restricted stock awards that vest over time or are subject to performance conditions.  While these shares are subject to forfeiture, these shares are deemed beneficially owned as the holder of the restricted stock has the right to vote these shares prior to vesting.  The table does not include shares of common stock underlying deferred stock awards (vested or unvested) that will not be converted to shares of common stock within sixty days of October 26, 2010 since the holders of unsettled deferred stock awards do not have any voting rights or investment power.  The amounts and percentages are based on 11,145,872 shares of common stock issued and outstanding as of October 26, 2010.

(3)
This information is based on information contained in Schedule 13G/A filed with the SEC on February 10, 2010 by S Squared Technology, LLC 01-0622776 (“SST”); S Squared Technology Partners, L.P. 43-1991746 (“SSTP”); Seymour L. Goldblatt (“SLGoldblatt”) and Kenneth A. Goldblatt (“KAGoldblatt”).  SST and SSTP are registered investment advisers.  SLGoldblatt is the President of each of SST and STP and owns a majority of the interests in SST.  KAGoldblatt owns a majority of the interests in SSTP.  The filing indicates that SST has sole voting and sole dispositive power over 485,025 shares and SSTP has sole voting and sole dispositive power over 158,901 shares.  With respect to 643,926 shares, which are the combined holdings of SST and SSTP:  (i) SLGoldblatt disclaims any beneficial ownership interest in the shares held by any funds for which SST and SSTP acts as an investment advisor, except for that portion of such shares that relates to his economic interest in such shares, if any, and (ii) KAGoldblatt disclaims any beneficial ownership interest in the shares held by any funds for which SSP or SSTP acts as an investment advisor, except for that portion of such shares that relates to his economic interest in such shares, if any.

(4)
This information is based on information contained in Schedule 13G filed with the SEC on February 16, 2010 by Richard W. Brown, as Trustee of the James E. Stowers Twentieth Century Companies, Inc. Stock Trust (the “Trust”); American Century Companies, Inc. (“ACC”); American Century Investment Management, Inc. (“ACIM”) and American Century Capital Portfolios, Inc. (“ACCP”).  The Trust and ACC are parent holding companies or control persons in accordance with Rule 13d-1(b)(1)(ii)(G) under the Securities Exchange Act of 1934, as amended (“Exchange Act”); ACIM is an investment advisor in accordance with Rule13d-1(b)(1)(ii)(E) under the Exchange Act; and ACCP is an investment company registered under Section 8 of the Investment Company Act of 1940.  The filing indicates that (i) the Trust, ACC and ACIM have sole voting control over 608,172 shares and sole dispositive power over 640,372 shares and (ii) ACCP has sole voting control and sole dispositive power over 547,876 shares.

(5)	Includes a grant to Mr. Baker of options to purchase 625 shares @ $25.08.
(6)
Includes grants to Mr. Chill of options to purchase 5,000 shares (3,750 @ $24.62 and 1,250 @ $25.96).  The amount shown above does not include 3704.19 deferred stock awards that have vested or will vest within sixty days of October 26, 2010 but will not be converted to shares of common stock within sixty days of October 26, 2010.  See footnote 2 above for a more detailed discussion of deferred stock awards.

(7)
Includes grants to Mr. Hiram of options to purchase 8,750 shares (1,250 @ $8.36; 1,250 @ $12.24; 1,250 @ $21.64; 1,250 @ $25.96; 1,250 @ $96.68 and 2,500 @ $33.68).  The amount shown above does not include 3704.19 deferred stock awards that have vested or will vest within sixty days of October 26, 2010 but will not be converted to shares of common stock within sixty days of October 26, 2010.  See footnote 2 above for a more detailed discussion of deferred stock awards.

(8)
Includes (i) grants to Mr. Osborne of options to purchase 100,001 shares (25,000 @ $7.76; 18,750 @ $20.56; 18,751 @ $21.04; 18,750 @ $25.08; and 18,750 @ $59.93), and (ii) 58,903 shares of restricted stock of which 33,474 shares are subject to time-based vesting and 25,429 shares are subject to both performance-based vesting and time-based vesting.

(9)
Includes grants to Mr. McWilliams of options to purchase 2,500 shares (1,250 @ $25.96 and 1,250 @ $98.68).  The amount shown above does not include 3704.19 deferred stock awards that have vested or will vest within sixty days of October 26, 2010 but will not be converted to shares of common stock within sixty days of October 26, 2010.  See footnote 2 above for a more detailed discussion of deferred stock awards.

(10)
Includes (i) grants to Mr. Johnston of options to purchase 31,252 shares (2,500 @ $71.93; 7,501 @ $20.56; 2,501 @ $7.76; 5,000 @ $21.04; 7,500 @ $25.08 and 6,250 @ $59.93), and (ii) 19,133 shares of restricted stock of which 10,657 shares are subject to time-based vesting and 8,476 shares are subject to both performance-based vesting and time-based vesting.

(11)
Includes (i) grants to Mr. Kissman of options to purchase 28,752 shares (6,250 @ $19.20; 7,501 @ $20.56; 7,501 @ $25.08 and 7,500 @ $21.04), and (ii) 28,201 shares of restricted stock of which 15,486 shares are subject to time-based vesting and 12,715 shares are subject to both performance-based vesting and time-based vesting.

(12)
Includes (i) grants to Mr. McArdle of options to purchase 23,125 shares (3,125 @$7.76; 5,000 @ $19.20; 7,500 @$20.56 and 7,500 @ $25.08) and (ii) 24,306 shares of restricted stock of which 13,408 shares are subject to time-based vesting and 10,898 shares are subject to both performance-based vesting and time-based vesting.

(13)
Consists of (i) grants to Ms. Roohi of options to purchase 10,626 shares (2,500 @ $59.93; 3,751 @ $20.56; 2,500 @ $25.08 and 1,875 @ $21.04), and (ii) 18,133 shares of restricted stock of which 9,657 shares are subject to time-based vesting and 8,476 shares are subject to both performance-based vesting and time-based vesting.  Also includes 25 shares held by Ms. Roohi’s nephew over which Ms. Roohi has sole voting power and sole investment power.

WHERE YOU CAN FIND MORE INFORMATION

We file certain reports with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and other reports required pursuant to the Exchange Act.  You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.  You also may obtain free copies of the documents we file with the SEC by going to the “Documents” section of our Investor Relations website (at: http://www.snl.com/irweblinkx/GenPage.aspx?IID=4242008&GKP=203709).  Shareholders are encouraged to review such filings carefully.  Such information is not part of this proxy statement, and is therefore not incorporated by reference.

Any person, including any beneficial owner, to whom this proxy statement is delivered, may request copies of proxy statements or our other SEC filings, without charge, by writing to the Corporate Secretary of Ulticom at 1020 Briggs Road, Mount Laurel, New Jersey 08054.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.  THIS PROXY STATEMENT IS DATED NOVEMBER 1, 2010.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.